EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RESTAURANT ACQUISITION PARTNERS, INC.,

OREGANO’S ACQUISITION, INC.,

OREGANO’S HOLDINGS LLC,

OREGANO’S PIZZA BISTRO, INC.

AND

MARK S. RUSSELL,

THE SOLE SHAREHOLDER OF OREGANO’S PIZZA BISTRO, INC.

DATED AS OF JUNE 19, 2008

i

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1	Conduct of Business by Company	35

ARTICLE VII

CONDITIONS TO THE FIRST MERGER

Section 7.1	Conditions to Obligations of Each Party to Effect the First Merger	47
	(a) Regulatory Consent	48
	(b) No Order	48
	(c) Governmental Restrictions	48
	(d) Parent Stockholder Approval	48
Section 7.2	Additional Conditions to Obligations of Russell and the Company	48

	(a) Representations and Warranties	48
	(b) Agreements and Covenants	48
	(c) Real Estate Purchase Agreement	49
	(d) Registration Rights Agreement	49

Section 7.3	Additional Conditions to the Obligations of the Parent and Merger Sub	49
	(a) Representations and Warranties	49
	(b) Agreements and Covenants	49
	(c) [Reserved]	49
	(d) Consents	49
	(e) Material Adverse Effect	49
	(f) Financial Statements	49
	(g) Resignations	50
	(h) Shareholder Approval	50
	(i) Shareholder List	50
	(j) Non-Competition Agreement	50
	(k) Parent Common Stock	50
	(l) GE Financing	50
	(m) Pay-off Letters	50
	(n) Charter Documents	50
	(o) Evidence of Termination of Certain Agreements	50
	(p) Real Estate Purchase Agreement	50
	(q) Transferred Property	51
	(r) Estoppel Certificates	51
	(s) Tax Audits	51

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Indemnification	51
	(a) Indemnification by the Company Stockholders	51
	(b) Indemnification by the Parent	52
	(c) Certain Limitations	53
	(d) Survival Generally	54
	(e) Tax Survival	54
	(f) Employee Benefits Survival	54
	(g) [Reserved]	54
	(h) Other Survival	54
	(i) Claims for indemnification	55
	(j) Notice and Opportunity to Defend	55

Section 8.2	Offset Rights.	56
Section 8.3	Resolution of Claims	56

v

ARTICLE IX

CLOSING AND TERMINATION

Section 9.1	Closing	57
Section 9.2	Closing Deliverables	57
Section 9.3	Termination	58
Section 9.4	Effect of Termination	59

ARTICLE X

DEFINED TERMS

SCHEDULES

Schedule 1.15	Parent Common Stock Issued to Affiliates
Schedule 3.1(b)	Organization and Qualification; Jurisdictions
Schedule 3.3(b)	Capitalization - Company Obligations
Schedule 3.3(c)	Capitalization: Registration Rights; Voting Plans; Proxies; Agreements
Schedule 3.3(d)	Capitalization: Sale and Transfer Rights
Schedule 3.5(a)	Required Governmental Filings
Schedule 3.6(a)	Compliance with Legal Requirements
Schedule 3.6(b)	Permits
Schedule 3.7(d)	Company Financial Statements
Schedule 3.8	Undisclosed Liabilities of the Company
Schedule 3.9	Certain Changes or Events on the Company
Schedule 3.10(a)	Litigation - Company Proceedings
Schedule 3.10(b)	Litigation - Russell
Schedule 3.11(a)	Employee Benefits - Employee Compensation and Benefit Plans
Schedule 3.11(j)	Employee Benefit Plans: Severance Pay; Violations
Schedule 3.12(i)	Employees - Employee Compensation
Schedule 3.12(ii)	Employees - Long Term Disability Leave; Extended Leave of Absence; Workers’ Compensation
Schedule 3.12(iii)	Company Employment Practices - Legal Proceedings and Labor Disputes
Schedule 3.13	Restrictions on Company Business Activities
Schedule 3.14(a)	Personal Property-Liens
Schedule 3.14(b)	Personal Property
Schedule 3.15(a)(i)	Real Property - Leased / Occupied by Third Party
Schedule 3.15(a)(ii)	Real Property - Defaults
Schedule 3.15(b)	Real Property - Flood Plains
Schedule 3.15(c)	Real Property - Restrictions
Schedule 3.17(a)	Tax Matters - Tax Returns
Schedule 3.17(b)	Tax Matters - Tax Proceedings
Schedule 3.17(c)	Tax Matters - Tax Audits
Schedule 3.17(d)	Tax Matters - Tax Payments
Schedule 3.17(e)	Tax matters - Tax Agreements
Schedule 3.18(a)	Environmental Matters
Schedule 3.19	Brokers’ and Finders’ Fees - Company
Schedule 3.20(a)	Company Intellectual Property and Company Product- Proceedings
Schedule 3.20(b)	Company Intellectual Property - Liens and Encumbrances
Schedule 3.21(a)	Material Company Contracts
Schedule 3.21(c)	Material Company Contracts - Violations; Defaults; Amendments
Schedule 3.21(d)	Material Company Contracts - Third Party Waivers or Consents

Schedule 3.22	Company Insurance Policies
Schedule 3.23(a)	Affiliate Arrangements
Schedule 3.23(b)	Employee Interests in Company Property
Schedule 3.28	Distributors, Suppliers and Customers
Schedule 3.29	Product Liabilities
Schedule 3.32	Bank Accounts
Schedule 3.33	Power of Attorney
Schedule 3.34	Total Indebtedness
Schedule 4.3(a)	Required Filings and Consents
Schedule 4.6	Litigation - Parent Proceedings
Schedule 5.1	Conduct of Business by the Company
Schedule 6.2	Transferred Assets
Schedule 6.9	Certain Claims
Schedule 7.3(g)	Resignations
Schedule 7.3(o)	Termination of Certain Agreements
Schedule 8.1(a)(ix)	Oral Arrangements
Schedule 9.2(a)(i)	Company Common Stock
Schedule 11.2(b)	Non-recurring Expenses
Schedule 11.2(c)	Agreed Allocation Statement of Merger Consideration
Schedule 11.2(p)(i)	Knowledge - Individuals of the Company
Schedule 11.2(p)(ii)	Knowledge - Individuals of the Parent

EXHIBITS

Exhibit A	FIRPTA Certificate
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Non-Competition Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 19, 2008, by and among Restaurant Acquisition Partners, Inc., a Delaware corporation (“Parent”), Oregano’s Acquisition, Inc., an Arizona corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), Oregano’s Holdings LLC, a Delaware limited liability company with the Parent as its sole member (“Oregano LLC”), Oregano’s Pizza Bistro, Inc., an Arizona corporation (the “Company”) and the sole shareholder of the Company, Mark S. Russell (“Russell”). Capitalized terms used in this Agreement are defined or otherwise referenced in Article X of this Agreement.

RECITALS

WHEREAS, the Parent and the Company desire that Parent combine its business with the businesses operated by the Company through (i) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “First Merger”), as more fully provided in this Agreement and in accordance with the Arizona Business Corporation Act (Arizona Revised Statutes Sections 10-120, et al.), as amended (the “ABCA”); and (ii) immediately following the First Merger, the merger of the Company with and into Oregano LLC, with Oregano LLC as the surviving limited liability company (the “Second Merger”), as more fully provided in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the ABCA;

WHEREAS, the board of directors of each of the Company, the Parent and Merger Sub and the board of managers of Oregano LLC have determined that the First Merger and the Second Merger, taken together, upon the terms and subject to the conditions set forth in this Agreement are advisable, fair to and in the best interests of their respective stockholders and member, as the case may be;

WHEREAS, Russell owns 100% of the issued and outstanding shares of Company Common Stock, constituting all of the capital stock of the Company;

WHEREAS, Russell, possessing all voting rights necessary for the Shareholder Approval has approved this Agreement and the Transaction (as defined below), subject to the conditions set forth herein, pursuant to a written consent in lieu of a meeting of even date herewith (the “Shareholder Consent”);

WHEREAS, for federal income tax purposes, it is intended that the First Merger and the Second Merger shall be treated as a single integrated transaction (collectively, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Parent; Oregano LLC; and Merger Sub’s willingness to enter into this Agreement, Russell is entering into a non-competition and non-solicitation agreement with the Parent substantially in the form set forth on Exhibit C to this Agreement (each, a “Non-Competition Agreement” and, collectively, the “Non-Competition Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and further inducement to the Parent’s willingness to enter into this Agreement, Russell has delivered to the Parent an executed copy of the Real Estate Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual agreements herein contained, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 The First Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the ABCA, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the First Merger, subject to Section 1.17, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Arizona and shall continue under the name “Oregano Pizza Bistro, Inc.” as a wholly owned subsidiary of the Parent (the Company as a surviving corporation in the First Merger is sometimes referred to in this Agreement as the “First Surviving Corporation”).

Section 1.2 Effective Time; Closing. At the Closing, the parties shall file with the Corporation Commission of the State of Arizona a certificate of merger in such form as required and executed in accordance with the relevant provisions of the ABCA (the “Certificate of Merger”) and shall make all other filings or recordings required under the ABCA, if any. The First Merger shall become effective at such time as the Certificate of Merger is duly filed with the Corporation Commission of the State of Arizona, or at such other time as is permissible in accordance with the ABCA and as the Parent and the Company shall agree and as specified in the Certificate of Merger (the time the First Merger becomes effective being the “Effective Time”).

Section 1.3 Effects of the First Merger. At the Effective Time:

(a) The separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company with the Company continuing as the surviving corporation. At the Effective Time, and without any further action on the part of Merger Sub or the Company, the certificate of incorporation and bylaws of Merger Sub as in effect at the Effective Time shall be the articles of incorporation and bylaws of the First Surviving Corporation following the First Merger, in each case, until thereafter changed or amended as provided therein or by Legal Requirements and until the Second Merger becomes effective, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted. The directors of Merger Sub at the Effective Time shall be the directors of the First Surviving Corporation following the First Merger and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as may be the case, and until the Second Merger becomes effective. The officers of the Company immediately prior to the Effective Time shall be the officers of the First Surviving Corporation until their respective successors are duly elected and qualified and until the Second Merger becomes effective.

(b) The First Merger shall have all the effects set forth in the appropriate provisions of the ABCA and as set forth in this Agreement.

Section 1.4 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the capital stock of the Company, and subject to Sections 1.4(b), 1.4(c) and 1.4(d), the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.4(f)) will as of the Closing Date be automatically converted into the right to receive a pro rata portion of the Total Merger Consideration subject to Section 1.14 and Article II hereof.

(b) As used in this Agreement, the term “Preliminary Cash Merger Consideration” shall mean an amount determined by subtracting the Estimated Cash Deduction Amount from Closing Cash. The term “Closing Cash” shall mean the greater of (A) the amount that is the lesser of (i) $8,500,000 and (ii) the product obtained by multiplying the Gross Preliminary Closing Merger Consideration by 0.52 and (B) the Estimated Cash Deduction Amount;

(c) As used in this Agreement, the term “Preliminary Closing Merger Consideration” shall be an amount equal to (A) the sum of (i) 6.5 multiplied by the Estimated Closing Adjusted EBITDA, plus (ii) the amount, if any, by which the Estimated Closing Working Capital exceeds the Benchmark Working Capital, plus (iii) the Estimated Closing New Restaurant Investment Amount (such sum the “Gross Preliminary Closing Merger Consideration”), minus (B) the sum of (x) the Estimated Total Indebtedness and (y) the amount, if any, by which the Benchmark Working Capital exceeds the Estimated Closing Working Capital (such sum the “Estimated Cash Deduction Amount”).

(d) As used in this Agreement, the term “Preliminary Parent Stock Consideration” shall mean an amount of shares of Parent Common Stock determined by (A) subtracting the Preliminary Cash Merger Consideration from the Preliminary Closing Merger Consideration and dividing the difference by (B) the average daily closing price of a share of Parent Common Stock quoted on the Over-the-Counter Bulletin Board for the five trading days ending on the second Business Day prior to the first public announcement pertaining to this Agreement; provided, however, if the Estimated Cash Deduction Amount exceeds $8,500,000 (such excess the “Negative Cash Merger Consideration Amount”), then a portion of the Preliminary Parent Stock Consideration with a value equal to the Negative Cash Merger Consideration Amount (the “Reallocated Stock”) shall be (x) deducted from the Preliminary Parent Stock Consideration and (y) applied to the payment of the Purchase Price (as defined in the Real Estate Purchase Agreement), with the balance of such Purchase Price (as defined in the Real Estate Purchase Agreement) paid in cash. For the purpose of determining the value of Parent Common Stock pursuant to this Section 1.4(d), a share of Parent Common Stock shall be valued at the average daily closing price of a share of Parent Common Stock quoted on the Over-the-Counter Bulletin Board for the five trading days ending on the second Business Day prior to the first public announcement pertaining to this Agreement;

The Parties acknowledge and agree that the Preliminary Closing Merger Consideration shall be payable (a) with respect to the Preliminary Cash Merger Consideration, if any, in immediately available funds and (b) with respect to the Preliminary Parent Stock Consideration, in shares of Parent Common Stock; provided, however, that the Total Holdback Shares shall be withheld from the Preliminary Parent Stock Consideration by the Parent (on behalf of the Shareholder), as described in Section 1.14.

Prior to the Closing, for the purpose of determining the allocation of the Preliminary Closing Merger Consideration, the Company shall provide to the Parent all necessary documentation to calculate the Agreed Allocation Statement of Merger Consideration. The Agreed Allocation of Merger Consideration shall set forth: (i) the Shareholder’s name; (ii) the Shareholder’s address; (iii) the Preliminary Cash Merger Consideration, if any; (iv) the Negative Cash Merger Consideration Amount, if any; (v) the Preliminary Closing Merger Consideration; (vi) the Preliminary Parent Stock Consideration; (vii) the Total Holdback Shares; and (viii) Russell’s percentage interest in the Company Common Stock.

(e) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the First Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the First Surviving Corporation.

(f) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, the Parent or any direct or indirect wholly-owned subsidiary of the Company or of the Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(g) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Closing Merger Consideration, as adjusted, allocable to the shares represented by such certificate set forth above to be paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 1.5.

Section 1.5 Surrender of Certificates. (a) Payment at Closing. As of the Effective Time, the Parent shall pay the Preliminary Closing Merger Consideration to Russell in accordance with Section 2.1(b).

(b) Exchange Procedures. Upon the surrender of a certificate or certificates (each “Certificate”) representing Company Common Stock for cancellation to the Parent duly completed and validly executed, the holder of such Certificate(s) shall be entitled to receive in exchange therefor the consideration set forth in Section 1.4(a) allocable to the shares formerly represented by such Certificate(s), and the Certificate(s) so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.5, each Certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Total Merger Consideration allocable to the shares formerly represented by such Certificate pursuant to Section 1.4. No interest shall be paid or shall accrue on any amount payable as the Total Merger Consideration subject to Section 1.14 and Article II hereof.

If any portion of the Total Merger Consideration is to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Total Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, (iii) the person requesting such transfer shall pay to the Parent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Parent that such Taxes have been paid or are not required to be paid and (iv) if payable in Parent Common Stock, the person requesting such a transfer shall deliver an opinion of counsel to the effect that such transfer is exempt from the requirements of the Securities Act and applicable federal securities laws.

(c) Transfers of Ownership. As of the date of this Agreement, the stock transfer books of the Company shall be closed and there shall thereafter be no further registration of transfers of Company Common Stock outstanding immediately prior to the Effective Time on the records of Company.

Section 1.6 No Further Ownership Rights in Company Stock. The Total Merger Consideration paid upon the surrender for exchange of Certificates representing shares of stock in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such certificates.

Section 1.7 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Russell shall notify the Parent and, upon the making of an affidavit (including customary indemnification) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Parent of such affidavit and other documents as the Parent may reasonably request, the Parent shall deliver to the holder of such Certificate in exchange for such lost, stolen or destroyed Certificate, the applicable Total Merger Consideration, as adjusted, in respect of the shares formerly represented by such Certificate in accordance with the terms and conditions of this Agreement; provided, however, that, as a condition precedent to the issuance of such consideration, the owner of such lost, stolen or destroyed Certificates shall indemnify the Parent against any claim that may be made against the Parent or the First Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 1.8 No Liability. Notwithstanding anything to the contrary contained herein, none of the Parent, Merger Sub, Oregano LLC, the First Surviving Corporation or any party hereto shall be liable to any Person in respect of any payment of the Total Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any of the Total Merger Consideration would otherwise escheat to or become the property of any Government Entity, any such amount of Total Merger Consideration shall, to the extent permitted by Legal Requirements, become the property of the Parent, free and clear of all claims of or interest of any Person previously entitled thereto.

Section 1.9 Required Withholding. Each of the Parent, Merger Sub, and the First Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, the First Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the First Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the First Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the First Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the First Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 1.11 [Reserved]

Section 1.12 [Reserved]

Section 1.13 No Fractional Shares of Parent Common Stock, Rounding of Cash Amounts. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issuable by the Parent upon the conversion of shares of Company Common Stock in the First Merger pursuant to Section 1.4(a) hereof. In lieu of such issuance, the total number of shares of Parent Common Stock issuable to each holder of Company Common Stock shall be rounded to the closest whole number of shares of Parent Common Stock. The total amount of Preliminary Cash Merger Consideration payable as part of the Total Merger Consideration to each holder of Company Common Stock will be rounded to the nearest penny.

Section 1.14 Holdback Shares.   To secure the indemnification obligations of Russell set forth in Article VIII hereof, at the Closing, the Total Holdback Shares shall be withheld by the Parent (on behalf of Russell) to be held during the period commencing on the Closing Date and ending on the Final Holdback Payment Date. Such shares shall be distributed to Russell in accordance with, and subject to the limitations of, Section 2.6.

Section 1.15 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to affiliates of the Company identified on Schedule 1.15 attached hereto will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear the appropriate legend.

Section 1.16 Shareholder Matters. (a) By his execution of this Agreement, Russell in his capacity as the sole shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the First Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement (including the exhibits and Schedules to this Agreement). Such execution shall be deemed to be action taken by the irrevocable written consent of the Shareholder for the purposes of Section 10-1103 of the ABCA. The Shareholder also confirms that he is not entitled to any appraisal, dissenters’ or similar rights pursuant to any Legal Requirements.

(b) Russell represents and warrants as follows: (i) all Parent Common Stock to be acquired by Russell pursuant to this Agreement will be acquired for investment only and not with a view to or intention of or in connection with any resale or distribution of such Parent Common Stock or any interest therein; (ii) Russell understands that he must bear the economic risk of the investment in the Parent Common Stock, which will be “restricted securities” under applicable federal securities laws and that the Securities Act provides in substance that Russell may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available; (iii) Russell shall furnish any additional information about Russell reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws; (iv) Russell has had both the opportunity to ask questions and receive answers from the officers and directors of the Parent and all person’s acting on the Parent’s behalf concerning the business and operations of the Parent and to obtain any additional information to the extent the Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (v) Russell has had access to the Parent SEC Reports filed prior to the date of this Agreement; (vi) Russell is an “accredited investor” (as defined in rule 501(a) under the Securities Act) and has such knowledge, skill and experience in business, financial and investment matters so that he is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that Russell has deemed it appropriate to do so, he has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement and (vii) Russell understands the certificates representing the Parent Common Stock to be issued pursuant to the transactions contemplated under this Agreement shall bear legends to the effect that the Parent Common Stock shall not be transferred except upon compliance with the registration requirements of the Securities Act (or an exemption therefrom) and the provisions of this Agreement.

Section 1.17 The Second Merger. (a) Immediately following the First Merger, the Parent shall cause the First Surviving Corporation to merge into Oregano LLC and the separate corporate existence of the First Surviving Corporation shall cease and Oregano LLC shall continue as the surviving limited liability company. Oregano LLC, in its capacity as the limited liability company surviving the Second Merger, is sometimes referred to in this Agreement as the “Surviving LLC”.  There shall be no conditions to the completion of the Second Merger other than the completion of the First Merger. The Parent shall cause the Second Merger to be consummated by filing with the Delaware Secretary of State and the Corporation Commission of the State of Arizona, as the case may be, a certificate of merger in such form as required by and executed in accordance with the applicable provisions of the DLLCA and ABCA (the “Second Certificate of Merger”) and shall make all other filings or recordings required under the DLLCA and ABCA, if any. The Second Merger shall become effective when the Second Certificate of Merger has been filed with the Delaware Secretary of State which shall be filed immediately after the Effective Time (the “Second Effective Time”). From and after the Second Effective Time, the Second Merger shall have the effects set forth in the applicable provisions of the DLLCA and ABCA. Without limiting the generality of the foregoing, at the Second Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the First Surviving Corporation and Oregano LLC shall vest in the Surviving LLC, and all debts, liabilities and duties of the First Surviving Corporation and Oregano LLC shall become the debts, liabilities and duties of the Surviving LLC. At the Second Effective Time, (i) the certificate of formation of Oregano LLC in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving LLC and (ii) the limited liability agreement of Oregano LLC in effect immediately prior to the Second Effective Time shall be the limited liability agreement of the Surviving LLC, in each case, until thereafter amended in accordance with the DLLCA and this Agreement and as provided in such certificate of formation or limited liability agreement. From and after the Second Effective Time, the officers and the directors of the First Surviving Corporation shall be the officers and the managers of the Surviving LLC (as applicable), in each case, until their respective successors are duly elected and qualified in accordance with the certificate of formation and limited liability agreement of the Surviving LLC. If, at any time after the Second Effective Time, the Surviving LLC shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in the Surviving LLC its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the First Surviving Corporation or the Company or (y) otherwise carry out the provisions of this Agreement, the First Surviving Corporation and its officers and directors shall be deemed to have granted to the Surviving LLC an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving LLC and otherwise to carry out the provisions of this Agreement, and the officers and managers of the Surviving LLC are authorized in the name of the First Surviving Corporation or otherwise to take any and all such action.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.001 per share, of the First Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and shall constitute the only membership interests of the Surviving LLC.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENTS

Section 2.1 Preparation of the Company’s Statement. (a) Not more than five (5) Business Days and not less than three (3) Business Days prior to the Closing, the chief financial officer of the Company shall deliver to the Parent a good faith estimate of (i) the Closing Working Capital (“Estimated Closing Working Capital”); (ii) the Total Indebtedness (the “Estimated Total Indebtedness”), including a list of each such obligee of such Total Indebtedness (each a “Company Debt Obligee”) and wire instructions for the repayment thereof; (iii) the Closing New Restaurant Investment Amount (the “Estimated Closing New Restaurant Investment Amount”) and (iv) the Closing Adjusted EBITDA (the “Estimated Closing Adjusted EBITDA”), and provide Russell and the Parent with a statement setting forth such amounts (the “Company’s Statement”).

(b) Payment of the Preliminary Closing Merger Consideration. On the Closing Date, the Parent shall pay the Preliminary Closing Merger Consideration as follows:

(i) Parent shall deliver to Russell the Preliminary Closing Merger Consideration payable as follows: (A) an amount equal to the Preliminary Cash Merger Consideration (which shall be delivered by check or wire transfer); provided, however, that payment of the Preliminary Cash Merger Consideration shall be subject to the Agreed Allocation Statement of Merger Consideration and (B) a stock certificate representing the Preliminary Closing Stock Consideration; and

(ii) Parent shall deliver to each of the Company Debt Obligees, the amounts owed to each of the Company Debt Obligees for satisfaction of all outstanding obligations under the Estimated Total Indebtedness.

(c) Acknowledgements with respect to the Payment of the Preliminary Closing Merger Consideration.

(i) The Company and Russell hereby acknowledge and agree that payment by the Parent to Russell pursuant to Section 2.1(b)(i) satisfies the Parent’s obligations to make the applicable payments described in this Section 2.1(b)(i) and that following such payment the Parent and the Company shall have no further liability to Russell to make any additional payments under this Section 2.1(b)(i).

Section 2.2 Preliminary Closing Statement. (a) Within sixty (60) days after the Closing Date, the Parent shall prepare and deliver to Russell a statement of each of the Closing Working Capital, the Total Indebtedness, the Closing New Restaurant Investment Amount and the Closing Adjusted EBITDA (the “Preliminary Closing Statement”).

(b) The Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles.

Section 2.3 Review of Statement. Russell and his independent certified public accountants may review the Preliminary Closing Statement. The Parent shall make available to Russell and his representatives, as reasonably requested by Russell, all books, records and other documents within its possession relating to the Preliminary Closing Statement reasonably deemed necessary by Russell in reviewing the Preliminary Closing Statement. The Preliminary Closing Statement and the calculations of (i) the Total Indebtedness; (ii) the Closing New Restaurant Investment Amount; (iii) the Closing Adjusted EBITDA; and (iv) the Closing Working Capital contained therein, shall be binding and conclusive upon, and deemed accepted by, Russell unless Russell shall have notified the Parent in writing within thirty (30) days after receipt of the Preliminary Closing Statement of any objections thereto (a “Dispute Notice”). A Dispute Notice shall specify in reasonable detail the items of the Preliminary Closing Statement which are being disputed, and a summary of the reasons for such dispute.

Section 2.4 Disputes; Final Closing Statement. (a) At the request of the Parent or Russell, any dispute between the parties relating to the Preliminary Closing Statement which cannot be resolved by them in good faith within thirty (30) days after receipt of the Dispute Notice shall be referred to the Disputes Auditor for decision. The parties agree that they shall require the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. The Disputes Auditor’s decision shall be set forth in a written statement delivered to the Parent and Russell, and shall be final, conclusive and binding upon all parties, and shall constitute an arbitral award upon which a judgment may be entered by any court of competent jurisdiction.

(b) Before referring a matter to the Disputes Auditor, the parties shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the parties are unable to agree upon procedures before the end of thirty (30) days after receipt of the Dispute Notice, the Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible; the Disputes Auditor’s procedures may be, but need not be, those proposed by either the Parent or Russell; provided, however, that the Disputes Auditor shall act as an expert, and not as an arbitrator, to determine, based solely on presentations and materials submitted by the Parent and Russell, and not by independent review, only those issues in dispute between the parties regarding the Preliminary Closing Statement and the Disputes Auditor shall in all cases use the Accounting Principles in resolving any dispute. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fee of the Disputes Auditor for, and relating to, the making of any such decision shall, in any event, be borne equally by the Parent and Russell.

(c) The Preliminary Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Dispute Notice has been given, the expiration of the period within which Russell may notify the Parent of any objections to the Preliminary Closing Statement pursuant to Section 2.3; (ii) agreement by Russell and the Parent that such Preliminary Closing Statement, together with any modifications thereto agreed by Russell and the Parent, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to the Preliminary Closing Statement. The Preliminary Closing Statement when final and binding on both parties, is herein referred to as the “Final Closing Statement”.

Section 2.5 Closing Statement Adjustments. (a) The Preliminary Closing Merger Consideration shall be (i) increased (any such increase, the “Shareholder Adjustment Amount”) by (w) the amount, if any, by which the Working Capital of the Company as reflected on the Final Closing Statement (the “Final Working Capital”), exceeds the Estimated Closing Working Capital, (x) the amount, if any, by which the Estimated Total Indebtedness exceeds the Total Indebtedness as reflected on the Final Closing Statement (the “Final Total Indebtedness”) and (y) the amount, if any by which the Closing New Restaurant Investment Amount as reflected on the Final Closing Statement (the “Final New Restaurant Investment Amount”), exceeds the Estimated New Restaurant Investment Amount and (z) the amount, if any, by which 6.5 times the Closing Adjusted EBITDA as reflected on the Final Closing Statement, exceeds 6.5 times the Estimated Closing Adjusted EBITDA, and (ii) decreased (any such decrease, the “Parent Adjustment Amount”) by (w) the amount, if any, by which the Final Total Indebtedness exceeds the Estimated Total Indebtedness, (x) the amount, if any, by which the Estimated Closing Working Capital exceeds the Final Working Capital, (y) the amount, if any, by which the Estimated New Restaurant Investment Amount exceeds the Final New Restaurant Investment Amount and (z) the amount, if any, by which 6.5 times the Estimated Closing Adjusted EBITDA, exceeds 6.5 times the Closing Adjusted EBITDA as reflected on the Final Closing Statement. The Preliminary Closing Merger Consideration as it may be adjusted post-Closing pursuant to this Section 2.5 is referred to as “Closing Merger Consideration”.

(b) Subject to Article VIII, if the Shareholder Adjustment Amount exceeds the Parent Adjustment Amount, the Parent shall deliver a portion of the Total Holdback Shares, if any, in an amount equal to such excess, within five (5) Business Days after the Preliminary Closing Statement has become final and binding on Russell and the Parent pursuant to Section 2.4 (the “Initial Holdback Payment Date”), to Russell (less the First Holdback Reserve). If the Parent Adjustment Amount exceeds the Shareholder Adjustment Amount, Russell shall immediately pay an amount equal to such excess from either the Preliminary Closing Stock Consideration or the Preliminary Cash Merger Consideration (at the option of Russell). Any adjustment hereunder shall be an adjustment to the Total Merger Consideration for tax purposes. For the avoidance of doubt, (i) none of the Total Holdback Shares withheld by the Parent pursuant to this Section 2.5 shall continue to constitute any portion of the Total Holdback Shares in accordance with this Agreement; (ii) Russell will no longer be entitled to receive as a portion of the Total Merger Consideration that portion of the Total Holdback Shares used to pay any amount owed to the Parent pursuant to this Section 2.5 or used to satisfy any Losses of the Parent Indemnified Persons and (iii) in no event shall the Parent’s recourse pursuant to this Section 2.5 be limited to the Total Holdback Shares.

For the purposes of determining the aggregate number of the Total Holdback Shares that may be delivered or withheld by the Parent pursuant to Section 2.5 and Section 2.6, the Total Holdback Shares shall be valued at the average daily closing price of a share of Parent Common Stock quoted on the Over-the-Counter Bulletin Board for the five trading days ending on the second Business Day prior to the first public announcement pertaining to this Agreement.

Section 2.6 Payment of Total Holdback Shares. Subject to Article VIII, within five (5) Business Days following the later of (i) final determination of all claims to which the Second Holdback Reserve relates and (ii) the Final Holdback Payment Date, the Parent shall deliver or caused to be delivered to Russell the Remaining Holdback Shares.

Section 2.7 Restaurant Earn-Out Amount. (a) As additional consideration for the Company Common Stock and as part of the Total Merger Consideration, Russell may be entitled to the Restaurant Earn-Out Amount, if any, as described in this Section 2.7, from the Parent after the Closing Date, subject, however, to all terms and conditions of this Section 2.7. Notwithstanding anything contained in this Section 2.7 or elsewhere in this Agreement to the contrary, in the event that Russell is no longer an employee of the Surviving LLC upon completion of the Restaurant Milestone, then no Restaurant Earn-Out Amount shall be payable.

(b) After the Closing Date, the Parent shall use commercially reasonable efforts to complete the construction of the Earn-Out Restaurants in accordance with the Company’s project development plan and budget for each Earn-Out Restaurant as provided by the Company to the Parent on May 27, 2008.

(c) If the Company achieves the Restaurant Milestone during the Earn-Out Period the Closing Merger Consideration shall be increased by the amount of the Restaurant Earn-Out Amount, and the Parent shall promptly distribute to Russell the Restaurant Earn-Out Amount (such distribution payable in cash or Parent Common Stock based upon Russell’s written election) to a financial institution designated by Russell as soon as practicable; provided however, in no event shall such distribution be made later than sixty (60) days after the end of the applicable Earn-Out Period. The Restaurant Earn-Out Amount shall be treated by all parties as an adjustment to the Total Merger Consideration.

For the purpose of determining the aggregate number of shares of Parent Common Stock that may be delivered pursuant to this Section 2.7, if any, a share of Parent Common Stock shall be valued at the average daily closing price of a share of Parent Common Stock quoted on a national securities exchange of the United States for the five trading days ending on the second Business Day prior to the end of the applicable Earn-Out Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RUSSELL AND THE COMPANY

The Company and Russell represent and warrant as follows to the Parent, Merger Sub and Oregano LLC, and acknowledge and confirm that the Parent, Merger Sub and Oregano LLC are relying upon the following representations and warranties in entering into this Agreement:

Section 3.1 Organization and Qualification. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Complete and correct copies of the articles of incorporation and by-laws (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to the Parent or the Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed on Schedule 3.1(b) hereto.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since January 1, 2003. Copies of such Corporate Records of the Company have been heretofore made available to the Parent or the Parent’s counsel.

(d) The stock transfer and ownership records of the Company contain true, complete and accurate records of the securities record ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since January 1, 2003. Copies of such records of the Company have been heretofore made available to the Parent or the Parent’s counsel.

Section 3.2 No Subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 100,000 are issued and outstanding. No shares of capital stock are held in the Company’s treasury. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. Russell owns all issued and outstanding shares of capital stock of the Company free and clear of all Liens except for restrictions on transfer under federal and state securities laws. The Company does not have outstanding any bonds, debentures, notes or other obligations (including the obligation to pay any dividend with respect to any shares of Company Common Stock or to make any other distribution in respect thereof) the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Shareholder of the Company.

(b) Except as contemplated by this Agreement and except as set forth in Schedule 3.3(b) hereto, there are no subscriptions, options, warrants, conversion rights, stock appreciation rights, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or Russell is a party or by which it is bound obligating the Company or Russell to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests, membership interests or similar ownership interests of the Company or Russell or obligating the Company or Russell to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as set forth in Schedule 3.3(c) hereto, (i) there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company and (ii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(d) Except as set forth in Schedule 3.3(d) hereto, there is no agreement, written or oral, between the Company or Russell and any holder of their securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act or voting, of the capital stock of the Company.

Section 3.4 Authority Relative to this Agreement. (a)Other than (i) the filing the Certificate of Merger and such other documents as required by the ABCA and (ii) the filing of the Second Certificate of Merger and such other documents as required by the DLLCA and ABCA, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction, including obtaining the approval and adoption of this Agreement prior to the Closing pursuant to the Shareholders Consent as required under the ABCA and its Charter Documents. Except as set forth in the prior sentence, no other corporate proceedings on the part of the Company or the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) Russell has all requisite power and authority to enter into this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Russell and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Russell, enforceable against Russell in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.5 No Conflict; Required Filings and Consents. (a) Except as set forth in Schedule 3.5(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Russell or the Company from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority (a “Governmental Entity”), as a result of, in connection with, or as a condition to the execution and delivery of this Agreement by Russell or the Company and the consummation of the Transaction.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transaction will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Company’s Charter Documents, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a Lien on any assets of the Company pursuant to any Company Contract that is binding upon the Company or any Legal Requirement or governmental or non-governmental permit or license to which the Company is subject or (C) any change in the rights or obligations of any party under any of the Material Company Contracts.

Section 3.6 Compliance. (a) Except as set forth in Schedule 3.6(a) hereto, the Company’s business has not been, and is not being, conducted in violation, in any material respect, of any Legal Requirements. No action, demand, requirement, investigation or review by any Governmental Entity with respect to the Company or affecting any of its properties or assets is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated to the Company or Russell an intention to conduct the same. To the Company’s knowledge, no change is required in its processes, properties or procedures in connection with any such Legal Requirements, and it has not received any notice or communication of any noncompliance with any such Legal Requirements that has not been cured as of the date hereof.

(b) The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary, in all material respects, for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All such Permits are set forth in Schedule 3.6(b) hereto. There has occurred no default under, or violation of, any such Permit, which has not been cured, and each such Permit is in full force and effect. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in a violation of or default under and will not cause the revocation or cancellation of any such Permit. Neither the Company nor Russell has received any communication or otherwise has knowledge of any facts which have, or reasonably should have, led it to believe that any of the Permits are not currently in good standing. The Company has kept all required records and has filed with Governmental Entities all required notices, supplemental applications and annual or other reports required for the operation of the Company’s business.

(c) Russell is not in violation of any Legal Requirement with respect to his ownership of the capital stock of the Company or his ability to consummate the transactions contemplated by this Agreement.

Section 3.7 Financial Statements. (a). The Company has provided to the Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for: (i) the fiscal years ended December 31, 2006 and 2007 and (ii) the three month period ending March 31, 2008 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with, generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the period indicated in accordance with U.S. GAAP, except that such statements do not contain notes and are subject to normal year-end adjustments.

(b) [Reserved]

(c) Since January 1, 2008, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(d) Except as otherwise noted in the Unaudited Financial Statements, or as set forth in Schedule 3.7(d) hereto, the accounts and notes receivable of the Company reflected on the balance sheets included in the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms; (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles; (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein; and (iv) except as set forth in Schedule 3.7(d) hereto, are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e) The Company has established internal controls for a privately held company for purposes of preparing the Company’s periodic financial statements.

Section 3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, the Company has no liability or obligation of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due or otherwise), except for (a) liabilities and obligations reflected or reserved against on the interim balance sheet included in the Unaudited Financial Statements hereto, (b) liabilities and obligations which have arisen since December 31, 2007 in the ordinary course of business, and (c) contractual liabilities or obligations incurred in the ordinary course of business which are not required by U.S. GAAP (applied in accordance with the Accounting Principles) to be reflected on a balance sheet and which are not in the aggregate material.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9 hereto, since December 31, 2007 the Company has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary course of business, and there has not occurred: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of the Company’s capital stock; (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company into any licensing or other agreement with regard to the acquisition, assignment, transfer, termination or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity; (vi) any material change by the Company in its accounting methods, principles or practices; (vii) any change in the auditors of the Company; (viii) any issuance of capital stock of the Company; (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business; (x) any change in any material Tax election or Tax accounting method, or any settlement or compromise of any Tax liability; (xi) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company that is material to the Company, whether or not covered by insurance; or (xii) any agreement, whether written or oral, to take any of the actions referred to in clauses (ii) through (x) above.

Section 3.10 Litigation. (a) Except as set forth in Schedule 3.10(a) hereto, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Russell’s or the Company’s knowledge, threatened against or affecting the Company or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Company or any of its properties or rights (the foregoing collectively referred to as “Proceedings”). None of the Proceedings is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect or to prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against the Company. Except as set forth in Schedule 3.10(a) hereto, since January 1, 2006, the Company has not been subject to any Proceeding nor has the Company settled any claim prior to being sued or prosecuted.

(b) Except as set forth in Schedule 3.10(b) hereto, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Russell’s knowledge, threatened against or affecting Russell or any of his properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Russell or any of his properties or rights which would have a Material Adverse Effect or prevent, impair or materially delay the ability of Russell to consummate the transactions contemplated by this Agreement.

Section 3.11 Employee Benefit Plans and Compensation.

(a) Schedule 3.11(a) lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee benefit, severance, change in control, death benefit, compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance and life insurance contracts, arrangements and programs covering employees of the Company and maintained by the Company or any member of a controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which the Company is a member (the Company or any other such member, a “Controlled Group Member”) or to which the Company or any other Controlled Group Member contributes or is required to contribute or under which the Company or any other Controlled Group Member pays or is required to pay premiums or benefits (collectively, the “Employee Benefit Plans”).

(b) Neither the Company nor any Controlled Group Member has, or has ever had, any obligation to make any contribution to any “multiemployer plans” as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither the Company nor any Controlled Group Member has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plans.

(c) Each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter) from the Internal Revenue Service (“IRS”) to reflect that the Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Employee Benefit Plan that could reasonably be expected to cause the loss of such qualification or exemption.

(d) All contributions required by law to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith and all premiums required to be paid in connection with the Employee Benefit Plans have been made by the due date thereof (including any valid extension).

(e) Neither the Company nor any Controlled Group Member sponsors or maintains, or has ever sponsored or maintained, an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, or any voluntary employee benefits association described in Section 501(c)(9) of the Code.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been provided to the Parent by the Company, where available and to the extent applicable: (i) any plan documents and related trust documents, and any amendments thereto; (ii) the three most recently filed IRS Forms 5500 with all attachments thereto; (iii) the most recent IRS determination letter or opinion letter; (iv) the most recent summary plan descriptions or in the case of any plan not subject to the disclosure requirements of ERISA, other written description of the plan’s material terms; and (v) any material correspondence to or from the Department of Labor, the IRS, or any other Governmental Entity.

(g) There are no pending actions (including, without limitation, governmental audits or investigations), claims or lawsuits that have been asserted or instituted or, to the knowledge of the Company, threatened with respect to any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Employee Benefit Plans with respect to the terms or operation of such plans (other than routine benefit claims).

(h) The Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with the provisions of applicable Legal Requirements. Neither the Company nor any Controlled Group Member has engaged in a transaction on or before the date hereof with respect to any Employee Benefit Plan that would subject it to material fiduciary liability or a tax or penalty imposed pursuant to either Section 4975 of the Code or Section 502 of ERISA.

(i) None of the Employee Benefit Plans is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of any participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the expense of the participant or the participant’s beneficiary or (ii) coverage through the last day of the month following the date of termination of employment in accordance with an Employee Benefit Plan’s provisions.

(j) Except as disclosed on Schedule 3.11(j) hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company to severance pay, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable or trigger any other obligation pursuant to, any of the Employee Benefit Plans, (y) obligate the Parent to continue any of the Employee Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Employee Benefit Plans.

(k) The consummation of the transactions contemplated by this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to any employee of the Company pursuant to Section 4999 of the Code.

Section 3.12 Employees. Schedule 3.12(i) hereto sets forth the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued sick leave and accrued vacation benefits of each present employee of the Company. Except as disclosed in Schedule 3.12(ii) hereto, no such employee is absent from work on long term disability leave, extended leave of absence or receiving workers’ compensation benefits. Schedule 3.12(i)) hereto further lists all such employees, as well as consultants, agents and independent contractors, covered by an employment, non-competition, consulting or severance agreement with the Company, and the Company has provided or made available to the Parent current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary processes, formulae or information applicable to any such Person. Except as set forth in Schedule 3.12(iii), the Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company subject to an application or election regarding the acquiring of bargaining rights by any labor union or labor organization, nor is the Company the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Company’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company. The Company is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, independent contractor arrangements, terms and conditions of employment, workers’ compensation, wages, hours of work and occupational safety and health. Except as disclosed on Schedule 3.12(iii) hereto, there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to the Company’s knowledge, threatened, or, to the Company’s knowledge, any investigation pending or threatened against the Company relating to its employment practices or any of the Legal Requirements described in this Section 3.12.

Section 3.13 Restrictions on Business Activities. Except as set forth in Schedule 3.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted.

Section 3.14 Personal Property. The Company has good title to, or holds by valid and existing lease or license, all of the tangible personal property (“Personal Property”) reflected in the Unaudited Financial Statements or acquired by the Company after January 1, 2008, except with respect to assets set forth in Schedule 3.14(a) hereto or disposed of in the ordinary course of business since such date, free and clear of any Liens. The Personal Property owned or leased by the Company is sufficient for the conduct of its business as presently conducted and is listed on Schedule 3.14(b) hereto. Each item constituting Personal Property is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Section 3.15 Real Property. (a)   Other than the real property being acquired pursuant to the Real Estate Purchase Agreement, the Company does not now own or, at any time, has owned any real property. Schedule 3.15(a)(i) hereto sets forth a complete and correct list of all real property leased, subleased, licensed, operated or occupied by the Company (collectively the “Company Leases”) and the location of the premises. The premises subject to the Company Leases are hereinafter referred to as “Company Leased Property”. Except as set forth in Schedule 3.15(a)(ii) hereto, neither the Company, nor, to the Company’s knowledge, any other party is in default under any of the Company Leases, nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default, nor has any waiver, indulgence or postponement of any of the Company’s obligations, as lessees, been granted by any owner of the Company Leased Property. All rent and other sums and charges payable by the Company as lessee or sublessee under the Company Leases are current. Except as set forth in Schedule 3.15(a)(i) hereto, no Company Leased Property is occupied by a third party other than the Company, and, to the Company’s knowledge, no third party has a right to occupy such property other than the Company. The Company has provided to the Parent complete and correct copies of all the Company Leases, including all amendments thereto; no term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Company Leased Property. The Company has not transferred, mortgaged or assigned any interest in any of the Company Leases. To the Company’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Company Leased Property or any portion thereof, and each Company Leased Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted. The Company Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

(b) Except for ordinary wear and tear, all of the buildings, fixtures, improvements and structures with respect to the Company Leased Property are in a good state of maintenance, operating condition and repair, and there are no defects with respect thereto or existing condition that would impair the continued day-to-day use of any such buildings, fixtures, improvements or structures in substantially the same manner as conducted prior to Closing or that would subject the Parent or the First Surviving Corporation to any liability under Legal Requirements. Except as set forth in Schedule 3.15(b), the Company Leased Property is not located within any flood plain or area subject to wetlands regulation or any similar Legal Requirements.

(c) There are no restrictions of any nature in respect of the transactions contemplated by this Agreement in the Company Leases either by the terms of such Company Lease or by operation of any Legal Requirement, and, except as set forth in Schedule 3.15(c), no consent of any Person is required in respect of the transactions contemplated by this Agreement with respect to any Company Lease. The Company is in peaceful and undisturbed possession of the Company Leased Property.

(d) The Company Leased Property is in compliance with all Legal Requirements. There is no pending or, to the Company’s knowledge, threatened Proceeding to rezone any of the Company Leased Property. Use of the Company Leased Property for the various purposes for which it is currently being used and the proposed use by the Parent of the Company Leased Property are permitted as of the date hereof and not restricted or impaired under any Legal Requirement and are not subject to permitted non-conforming use or structure classifications. The Company has not received notice of any violation of any Legal Requirement or any covenants, deed restrictions or easements arising out of, relating to or affecting the Company Leased Property.

(e) The Company has good and valid rights of ingress and egress to and from all Company Leased Property from and to the public street systems for all usual road, street and utility purposes and other purposes necessary or incidental to the operation of the business of the Company. There is no pending or, to the Company’s knowledge, threatened plan to modify or realign any street, and there is no pending or, to the Company’s knowledge, threatened eminent domain proceeding, in each case that would result in the taking of all or any part of the Company Leased Property or that would prevent or hinder the continued use of the Company Leased Property as heretofore used.

(f) The Company has all Permits required under any Legal Requirement with respect to the occupancy, ownership and use of the Company Leased Property. The current occupancy and use of the Company Leased Property do not violate any of such Legal Requirements, and no proceeding is pending or, to the Company’s knowledge, threatened to limit, modify, revoke or suspend any of the Permits or to challenge, condition or restrict the lease, occupancy, operations, ownership or use of the Company at any portion of the Company Leased Property. No Permit with respect to the occupancy, ownership and use of the Company Leased Property will be subject to limitation, modification, revocation or suspension as a result of the transactions contemplated by this Agreement.

Section 3.16 Title to Assets; Condition of Assets. (a) The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Audited Financial Statements and the Unaudited Financial Statements (except for assets sold or otherwise disposed of in the ordinary course of business since March 31, 2008); and (ii) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any Liens, except for Permitted Liens.

(b) All items of equipment, Personal Property, and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted and presently proposed to be conducted.

Section 3.17 Tax Matters. (a) Except as set forth in Schedule 3.17(a), all Tax Returns required to be filed in respect of the Company have been duly and timely filed. All such Tax Returns are true, correct and complete. All Taxes of the Company, whether or not shown as due on such Tax Returns, have been fully paid when due. The Company has established on its financial statements (including without limitation the Audited Financial Statements and the Unaudited Financial Statements) in accordance with U.S. GAAP adequate reserves for Taxes accrued but not yet due or has determined in accordance with U.S. GAAP that such reserves are not necessary.

(b) Except as set forth in Schedule 3.17(b), there are no investigations, audits, actions or proceedings currently pending or, to the Company’s knowledge, threatened against the Company by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company, and there are no matters under discussion, audit or appeal between the Company with any Governmental Entity with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company by any Governmental Entity are being contested in good faith and are fully described in Schedule 3.17(b). There are no Tax Liens on any of the assets of the Company other than Permitted Liens. The Company has not agreed to make any material adjustment under Code Section 481(a) (or analogous provision of any Legal Requirement) by reason of a change in accounting method or otherwise. No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes. The Company has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). During the last three years, the Company has not been a party to any transaction to which Code Section 355 applied. The Company has not received any claim from any Governmental Entity in a jurisdiction in which the Company files Tax Returns that any of them may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of the Company have been made in writing by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. The Company is not subject to any action or proceeding of a Governmental Entity imposing on the Company any obligations or liabilities with respect to another Person’s Taxes.

(c) Set forth in Schedule 3.17(c) is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company has been audited during the last five years. The Company has provided to the Parent true and complete copies of the final reports and notices of assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor.

(d) Except as set forth in Schedule 3.17(d), the Company has withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(e) Except as set forth in Schedule 3.17(e), the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Government Entity may assess or collect Taxes for which it is or may be liable. Except as set forth in Schedule 3.17(e), the Company has not entered into any agreement with, or provided any undertaking to, any Person, and no circumstances exist by reason of which the Company has assumed liability for the payment of Taxes owing by another Person, or has or may be liable for another Person’s Taxes.

(f) “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

(g) “Tax Return” means any return, declaration, report, election, notice, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity, domestic or foreign, with respect to Taxes.

Section 3.18 Environmental Matters. (a) Except as disclosed on Schedule 3.18(a) hereto: (i) the Company has complied with all applicable Environmental Laws; (ii) the Company has no liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently owned or operated by the Company; (iii) the Company has no liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties formerly owned or operated by the Company; (iv) the Company has no liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (v) the Company is not in violation of or has any liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (vi) the Company has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (viii) to the Company’s knowledge, there are no circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (ix) to the Company’s knowledge, none of the properties the Company leases or otherwise occupies contains any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law; and (x) the Company has not engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any liability under any Environmental Law.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any chemical substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.19 Brokers and Finders. Except as set forth in Schedule 3.19 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. The Company shall bear the cost of any payments to which any Person listed in Schedule 3.19 hereto shall be entitled and such costs shall be deemed to be part of the Total Indebtedness.

Section 3.20 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets (including, but not limited to, certain formulas, recipes and processes), test procedures, formulas and other confidential information, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names and other names and slogans embodying business goodwill or indications of origin, logos, common law trademarks and service marks, trademark and service mark registrations and applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

“Company Products” means all current versions of products of the Company.

(a) Except as disclosed on Schedule 3.20(a) hereto, no Company Intellectual Property or Company Product is subject to any Proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation which has been served on the Company, or to the Company’s knowledge, otherwise pending, restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(b) Except as disclosed on Schedule 3.20(b) hereto, the Company owns and has good and marketable title to each item of Company Intellectual Property owned by it free and clear of any Liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all registered Trademarks used in connection with the operation or conduct of the business of the Company as now conducted, including the sale of any products or the provision of any services by the Company.

(c) To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

Section 3.21 Agreements, Contracts and Commitments. (a) Schedule 3.21(a) hereto sets forth a complete and accurate list of all Material Company Contracts, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), and (ii) the term “Material Company Contracts” shall mean each of the following Company Contracts:

(i) any Company Contract that contains a covenant not to compete or other covenant (A) limiting or restricting the development, manufacture, marketing, distribution or sale of any of the products or services of the Company or any future line extension of such products or services into other forms, (B) limiting or restricting the ability of the Company to enter into any market or line of business or to compete with any other Person or (C) restricting or prohibiting the Company from transacting business or dealing in any manner with any other Person;

(ii) any Company Contract that contains a “most-favored nation” or “most-favored-customer” clause;

(iii) any Company Contract with any affiliate of the Company or any director, officer, shareholder or employee of the Company;

(iv) any advertising Company Contract requiring expenditures or fees in excess of $50,000 in any twelve-month period;

(v) any continuing Company Contract for the future purchase or price of raw materials, supplies or equipment which involves or would reasonably be expected to involve the payment by the Company of more than $75,000 in any twelve month period or which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company;

(vi) any Company Contract relating in whole or in part to the Intellectual Property of the Company (including maintenance agreements and any other agreement relating to Intellectual Property and Company Products and any Company Contract under which the Company is licensee or licensor of any such Intellectual Property and Company Products);

(vii) any management, employment, service, consulting, severance or other similar type of Company Contract;

(viii) any mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement granting a Lien upon any of the properties or assets of the Company;

(ix) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(x) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or capital stock of other Persons;

(xi) any collective bargaining agreement or other Company Contract with any labor union or association representing employees;

(xii) any Company Contract to make any capital expenditures or capital additions or improvements with commitment in excess of $75,000 in any twelve-month period or in excess of $100,000 in the aggregate over the term of such Company Contract;

(xiii) any Company Contract relating to the storage or warehousing of any inventory or products of the Company, or the charter or purchase of transportation or shipping services;

(xiv) any guarantees or other Company Contracts in respect of any indebtedness of any Person;

(xv) any Company Contract providing for the indemnification of any current or former director, officer or employee of the Company;

(xvi) any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $12,000 in the aggregate); and

(xvii) any other material Company Contract to which the Company is a party or by which any of their assets are bound.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to the Parent or the Parent’s counsel.

(c) Except as set forth in Schedule 3.21(c) hereto, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred or circumstance or condition exist, that (with or without notice or lapse of time or both) would reasonably be expected to (i) result in a violation of or a default under any Material Company Contract, (ii) give any party the right to cancel or terminate or modify any Material Company Contract or (iii) give any party to any Material Contract the right to seek damages or other remedies. Except as set forth in Schedule 3.21(c) hereto, there have been no oral or written modifications, amendments or waivers with respect to any of the terms of any of the Material Company Contracts. No party to any Material Company Contract has given any written notice of any claim of any breach, default or event, which, with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

(d) Each Material Company Contract that requires or may require the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement in order to avoid a breach or violation of, or default under, such Material Company Contract is identified and marked by an asterisk on Schedule 3.21(d) hereto.

Section 3.22 Insurance. (a) Schedule 3.22 hereto sets forth (i)  the policies of insurance presently in force covering the Company including, without restricting the generality of the foregoing, those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company’s premiums and losses by year, by type of coverage, for the past five years based on information received from the Company’s insurance carrier(s); (iii) all outstanding insurance claims by the Company for damage to or loss of property or income which have been referred to insurers or which the Company believes to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company for the past five years, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company and under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person. The Company has heretofore delivered to the Parent complete and correct copies of the policies and agreements set forth in Schedule 3.22 hereto.

(b) The insurance policies set forth in Schedule 3.22 hereto are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of reduction, cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all material Legal Requirements and all agreements relating to the Company; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of its business; will remain in full force and effect through the respective dates set forth in Schedule 3.22 hereto without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.22 hereto identifies all risks which have been designated as being self insured. The Company has not been refused any insurance, nor has any such coverage been limited, by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last five years.

Section 3.23 Affiliate Interests. (a) Except as set forth in Schedule 3.23(a) hereto, since January 1, 2008, there have been no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between the Company and a Person (i) that is an affiliate of the Company or (ii) with respect to which any affiliate of the Company, or any member of the immediate family of any such affiliate, owns more than 10% of the voting equity of such Person. All such Affiliate Arrangements were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company to any affiliate thereof are recorded on the books and records of the Company, as the case may be, at their fair market value. Since the January 1, 2008, there has been no repayment, forgiveness or other release of a debt owed by or to a Person not at arms-length with the Company or its shareholders.

(b) Except as set forth in Schedule 3.23(b) hereto, no shareholder, employee, officer or director of the Company has any material interest in any property, real or personal, tangible or intangible, including without limitation inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

Section 3.24 Board Approval. The Board of Directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the approval of the Shareholder (which has been provided), this Agreement and the transactions contemplated hereby.

Section 3.25 Shareholder Approval. On or prior to the date of this Agreement, the Company will have provided the written consent of its shareholders pursuant to Section 10-1103 of the ABCA sufficient for Shareholder Approval.

Section 3.26 Proxy Statement. The information to be supplied by the Company for inclusion in the Parent’s proxy statement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) to be sent in connection with the meeting of the Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to the Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform the Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent or any Person other than the Company which is contained in any of the foregoing documents.

Section 3.27 [Reserved]

Section 3.28 Distributors, Suppliers and Customers. The relationships of the Company with its, suppliers, customers, and licensors or sublicensors of rights with respect to Intellectual Property are reasonably good commercial working relationships and no (i) supplier to the Company (excluding, for the avoidance of doubt, employees of the Company), or (ii) distributor or customer to the Company has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company. Schedule 3.28 hereto identifies each supplier and each distributor with which the Company is doing business and each customer for whom the Company has ongoing obligations. Neither Russell nor the Company has any reason to believe that the benefits of any relationship with any customers, suppliers or distributors of the Company will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

Section 3.29 Product Liabilities. Except as set forth in Schedule 3.29 hereto, neither Russell nor the Company has received any written complaints of any damages to any Person relating to any Company Products or other products, goods or services of the Company.

Section 3.30 No Other Agreements to Purchase. Except for the Parent’s right under this Agreement, no Person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a) the purchase or acquisition from Russell of any shares of capital stock; or

(b) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Company.

Section 3.31 Representations and Warranties Complete. No representations or warranties by Russell or the Company in this Agreement, including the Schedules hereto, and no statement contained in any document (including without limitation the Unaudited Financial Statements, certificates, or other writing) furnished or to be furnished by Russell or the Company to the Parent pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. There is no fact known to Russell or the Company which has had or would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, including the Schedules hereto and the Unaudited Financial Statements. Russell and the Company have furnished or caused to be furnished to the Parent complete and correct copies of all Company Contracts or other documents referred to in the Schedules hereto or underlying a disclosure of Russell or the Company set forth in the Schedules hereto.

Section 3.32 Bank Accounts. Schedule 3.32 hereto sets forth a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company including the name and address of each bank branch and the names of those persons authorized to sign thereon as of the date of this Agreement.

Section 3.33 Powers of Attorney. Except as set forth in Schedule 3.33 hereto, there are no outstanding powers of attorney executed on behalf of Russell or the Company.

Section 3.34 Total Indebtedness. Except as set forth in Schedule 3.34 hereto, after giving effect to the Closing, the Company shall have no liability for Total Indebtedness other than the Estimated Total Indebtedness paid on the Closing Date in accordance with Section 2.1(b)(ii).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND OREGANO LLC

The Parent, Merger Sub and Oregano LLC represent and warrant as follows to the Company, and acknowledge and confirm that the Company is relying upon the following representations and warranties in entering into this Agreement:

Section 4.1 Organization and Qualification. (a) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Parent to be conducted.

(b) The Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

(c) Merger Sub was established for the purpose of the Transaction. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Parent to be conducted.

(d) Oregano LLC was established for the purpose of the Transaction. Oregano LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Parent to be conducted.

Section 4.2 Authority Relative to this Agreement. Other than (i) the filing the Certificate of Merger and such other documents as required by the ABCA; (ii) the filing of the Second Certificate of Merger and such other documents as required by the DLLCA and the ABCA; and (iii) the Parent Stockholder Approval, each of the Parent, Merger Sub and Oregano LLC has full corporate and limited liability power, as the case may be, and authority to: (A) execute, deliver and perform this Agreement, and each ancillary document which the Parent, Oregano LLC or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Parent’s, Merger Sub’s and Oregano LLC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the First Merger and Second Merger, as applicable). The execution and delivery of this Agreement and the consummation by the Parent, Merger Sub and Oregano LLC of the transactions contemplated hereby (including the First Merger and Second Merger, as applicable) have been duly and validly authorized by all necessary corporate action or limited liability company action, as the case may be, on the part of the Parent, Merger Sub and Oregano LLC (including the approval by its board of directors and board of managers, as applicable), and no other corporate or limited liability company proceedings, as the case may be, on the part of the Parent, Merger Sub or Oregano LLC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent, Merger Sub and Oregano LLC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Parent, Merger Sub and Oregano LLC, enforceable against the Parent, Merger Sub and Oregano LLC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 No Conflict; Required Filings and Consents. (a) Except as set forth in Schedule 4.3(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent, Merger Sub or Oregano LLC from any Governmental Entity, as a result of, in connection with, or as a condition to the execution and delivery of this Agreement by the Parent, Merger Sub or Oregano LLC and the consummation of the Transaction.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transaction will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Parent’s, Merger Sub’s or Oregano LLC’s Charter Documents or limited liability company agreement, as applicable, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a Lien on any assets of the Parent pursuant to any contract that is binding upon the Parent, Merger Sub or Oregano LLC or any Legal Requirement or governmental or non-governmental permit or license to which the Parent is subject or (C) any change in the rights or obligations of any party under any of the Parent’s, Merger Sub’s or Oregano LLC’s material contracts.

Section 4.4 Compliance. The Parent is not in violation of any Legal Requirement that would impair the Parent’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 SEC Filings; Financial Statements. (a) The Parent has made available to the Company (except to the extent available through EDGAR) a correct and complete copy of each report, registration statement and definitive proxy statement filed by the Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by the Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of the Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not reasonably expected to have a Material Adverse Effect on the Parent taken as a whole.

Section 4.6 Litigation. Except as set forth in Schedule 4.6 hereto, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Parent’s knowledge, threatened against or affecting the Parent or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Parent or any of its properties or rights (the foregoing collectively referred to as “Parent Proceedings”). None of the Parent Proceedings is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect or to prevent, impair or materially delay the ability of the Parent or the Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.7 Brokers and Finders. Neither the Parent, Oregano LLC, nor Merger Sub has incurred, or will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby, except that the Parent will pay a finder’s fee to Lee Cohn such fee to be payable in Parent Common Stock and cash.

Section 4.8 Trust Fund. As of the date hereof and at the Closing Date, the Parent has and will have no less than $19,535,000 invested in United States Government securities or in money market funds in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as the Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of the Parent’s Charter Documents.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1 Conduct of Business by Company . From the date of this Agreement until the Closing and except as contemplated by this Agreement, the Company shall conduct and Russell shall cause the Company to conduct its business in the ordinary course of business and in a manner not representing a new strategic direction for the Company and the Company shall use its commercially reasonable efforts to maintain satisfactory business relationships with suppliers, customers, distributors, licensors, licensees and others having material business relationships with it in respect of its business. Without limiting the generality of the foregoing, except as contemplated by this Agreement and except with the prior written consent of the Parent (which shall not be unreasonably withheld, conditioned or delayed) or as set forth in the corresponding subsections of Schedule 5.1 hereto, from the date hereof until the Closing Date, the Company will not:

(a) adopt or propose any change in its Charter Documents;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(c) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine, subdivide or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(e) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(f) make or commit to make any expenditure (outside the ordinary course of business) in excess of $100,000 (other than the Closing New Restaurant Investment Amount);

(g)  (i) increase the compensation or benefits of any director, officer or employee, except as required under any existing agreement as set forth in Schedule 3.12(i); (ii) enter into (or adopt) any new, or amend any existing, Employee Benefit Plan; or (iii) hire any new employee at the level of director or manager or above or with an annual base salary in excess of $75,000 or promote any level to director or above;

(h) sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any assets or property except pursuant to existing contracts or commitments or with respect to the sale of products or services of the Company in the ordinary course of business;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company as applicable, to the extent that the aggregate consideration to be paid with respect thereto is in excess of $100,000;

(j) (i) enter into any license or other Company Contract with respect to the Intellectual Property owned by the Company; or (ii) enter into any consulting or independent contracting arrangement;

(k) directly or indirectly, engage in any transaction with, or enter into any Company Contract with, any director, officer, shareholder or affiliate of the Company or any individual known to the Company to be a family member of any such Person;

(l)  enter into any Company Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice, lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any alteration of, any provision of such Company Contract;

(m) enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(n) enter into any Company Contract that limits the ability of the Company, or would limit the ability of the Parent after the Closing, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(o) enter into any Company Contract relating to the research, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of products or services of the Company or products licensed by the Company, or the Intellectual Property of the Company, other than (x) confidentiality agreements entered into in the ordinary course of business containing customary terms which do not impose any obligations on the Company other than those relating to the treatment of confidential information, and (y) pursuant to any such Company Contracts currently in place (that have been disclosed in writing to the Parent prior to the date hereof) in accordance with their terms as of the date hereof;

(p) (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its tangible or intangible assets or properties;

(q) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(r) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which the Parent is a party or of which the Parent is a beneficiary, as applicable;

(s) enter into, modify, amend or terminate any Material Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(t) change any method of accounting or accounting practice used by it except any change required by reason of a concurrent change in U.S. GAAP;

(u) (i) make or change any Tax election or Tax accounting method, (ii) settle any Tax audit, (iii) file any amended Tax Return or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(v) take any action that would reasonably be expected to cause any of the representations and warranties of the Company not to be true and correct as of the date of such action or as of the Closing or otherwise prevent, delay or impede the consummation of the transaction contemplated hereby;

(w) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice);

(x) enter into any Company Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice, lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any alteration of, any provision of such Company Contract; or

(y) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1 (a) through (x) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement; Parent Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, the Parent will prepare and file the Proxy Statement with the Securities and Exchange Commission (the “SEC”). The Parent will respond to any comments of the SEC and the Parent will use its commercially reasonable efforts to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and the Parent will prepare and file any other filings required under the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”) or any other Federal, foreign or Blue Sky laws relating to the Transaction, (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Transaction or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or the Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and the Parent, such amendment or supplement. The proxy materials will be sent to the stockholders of the Parent for the purpose of soliciting proxies from holders of the Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Transaction (“Parent Stockholder Approval”); (ii) the issuance and sale of shares of the Parent Common Stock to the extent that such issuance requires shareholder approval, and (iii) the adoption of a stock incentive plan (the “Parent Plan”) at the Parent Stockholders’ Meeting. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock. The Parent covenants to, within a reasonable time following the Closing, amend the certificate of incorporation of the Parent to change the Parent’s name to “Oregano’s Pizza Bistro, Inc.” or such similar available name as recommended by management of the Parent following the Closing.

(b) As soon as practicable following its approval by the SEC, the Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the Delaware General Corporation Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the First Merger and the other matters presented to the stockholders of the Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 6.1(a).

(c) The Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, the Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of the Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) The Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the First Merger and the Second Merger, and shall otherwise use commercially reasonable efforts to obtain the Parent Stockholder Approval.

Section 6.2 Certain Matters. Russell and the Company agree to use their best efforts to cause or cause to be taken all actions necessary on or before the Closing to enter into and deliver any agreement or other instruments and documents necessary to effect the transfer of the Real Property (as defined in the Real Estate Agreement) identified on Schedule 6.2 hereto (the “Transferred Property”) to City Surf Management Group, LLC.

Section 6.3 Other Actions. (a) At least five (5) days prior to Closing, the Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transaction in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Parent and the Company shall prepare the press release announcing the consummation of the First Merger hereunder (“Press Release”). Simultaneously with the Closing, the Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b) The Company and the Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and the Parent) and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby. This obligation shall include, on the part of the Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between the Parent and Continental dated as of December 15, 2006.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the First Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.

Section 6.4 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and the Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders (including the directors of the Parent and the Company to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Company and the Parent to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 6.5 Confidentiality; Access to Information. (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party hereto agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article IX hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction, and (ii) will use its commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information. Company will afford the Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as the Parent may reasonably request. No information or knowledge obtained by the Parent in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

Section 6.6 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the Parent (in the case of the Company) or the Company (in the case of the Parent), except as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that as promptly as practicable after the execution of this Agreement, the Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement with respect to which the Company may review and comment upon prior to filing and that any language included in such Current Report shall be deemed to have been approved by the Company and may be filed with SEC and used in other filings made by the Parent with the SEC.

Section 6.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the First Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the First Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

Section 6.8 No Securities Transactions. Neither Russell, the Company nor any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents, representatives and shareholders to comply with the foregoing requirement.

Section 6.9 Certain Claims. As additional consideration for the issuance of the Total  Merger Consideration pursuant to this Agreement, except as set forth in Schedule 6.9 hereto, Russell hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from Russell’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of the Parent set forth in this Agreement.

Section 6.10 No Solicitation. The Company shall not, and shall direct each of its respective affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. The Company will promptly communicate to the Parent the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.

Section 6.11 Benefit Arrangements. The Parent agrees that all employees of the Company who continue employment with the Parent or any subsidiary of the Parent after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Company’s health, vacation, welfare and retirement benefit plans; provided, however, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of the Parent to amend or terminate any such benefit plan or arrangement at any time; and (ii) if the Parent terminates any such plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in the Parent’s benefit plans and vacation policies, in each case to the same extent as employees of the Parent in similar positions and at compensation grade levels. Continuing Employees shall receive credit for service time as an employee of the Company for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any such Parent benefit plan and for purposes of vacation accrual for service accrued or deemed accrued prior to the Effective Time. Additionally, any life, health and disability benefits available to Continuing Employees and their eligible dependents under the Parent’s benefit plans shall not be subject to any insurability requirement or pre-existing condition exclusion that would not apply to the corresponding benefit provided under a plan maintained by the Company immediately prior to the Effective Time. The Parent shall further provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductibles or out-of-pocket requirements under corresponding Parent benefit plans. Nothing in this Section 6.11 or elsewhere in this Agreement, shall be construed to create a right in any employee to continuing employment.

Section 6.12 Company Actions. Russell and the Company shall use their best efforts to take such actions as are necessary to fulfill their respective obligations under this Agreement and to enable the Parent, Merger Sub and Oregano LLC to fulfill their obligations hereunder.

Section 6.13 Fees and Expenses. Whether or not the Closing is consummated, all costs and expenses incurred by the Parent in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Parent and all costs and expenses incurred by the Company in connection with this Agreement, including the fees of and expenses of the Company’s legal counsel, accountants, other consultants or advisors and the transactions contemplated by this Agreement shall be paid by the Company or Russell; provided that the Company shall have no obligation to pay any such expenses after the Closing, and such expenses shall instead be obligations of and paid by Russell.

Section 6.14 Stock Incentive Plan. Prior to the Closing, the Parent agrees to use its commercially reasonable efforts to adopt and put in place the Parent Plan representing up to a ten percent (10%) ownership interest in the Parent (such agreement in form and substance reasonably satisfactory to each).

Section 6.15 Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Parent, Russell and the Company for certain Tax matters following the Closing Date:

(a) Russell shall have responsibility for, and shall pay or cause to be paid when due any and all Taxes relating to the Company for or relating to any Tax period (or portion thereof) ending on or before the Closing Date. Russell shall timely prepare and file or cause to be prepared and filed all Tax Returns of the Company for all periods ending on or before the Closing Date and shall pay or cause to be paid the Taxes shown as due on such Tax Returns. Prior to the filing of any such Tax Return that was not filed before the Closing Date, Russell shall provide the Parent with a substantially final draft of such Tax Return at least 15 business days prior to the due date for such Tax Return. The Parent shall notify Russell of any objections that the Parent may have to any items set forth in any such draft Tax Return, and the Parent and Russell shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company with respect to Tax Returns concerning the income, properties or operations of the Company, except as otherwise required by Legal Requirements or regulation or otherwise agreed to in writing by the Parent prior to the filing thereof.

(b) The Parent shall have the exclusive right to represent the interests of the Company in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for taxable periods ending on or before the Closing Date; provided, however, that Russell shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of his choice for purposes of such participation. In the event that the Parent proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to the Company for any taxable period ending on or before the Closing Date, Russell shall have the right to review such proposed compromise, settlement, consent or agreement. Without the prior written consent of Russell, which shall not be unreasonably withheld or delayed, the Parent shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Russell or the Company for any period ending on or prior to Closing Date.

(c) Russell agrees to promptly notify the Parent in writing upon receipt by Russell or any affiliate of Russell of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company.

(d) After the Closing Date, the Parent and Russell agree to provide each other with such cooperation and information relating to the Company as any other party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.15(d).

(e) Russell shall be liable for, and shall pay when due, any transfer, gains, real estate transfer and transfer gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes payable by reason of the transactions contemplated under this Agreement, and shall file all necessary returns, reports or other filings with respect to all such Taxes.

(f) Russell shall deliver to the Parent on or before the Closing Date an affidavit in the form of Exhibit A to the effect that he is not a “foreign person” within the meaning of Code Section 1445.

Section 6.16 Shareholder Approval. Russell shall deliver to the Parent on or before the date hereof the Shareholder Consent.

Section 6.17 No Claim Against Trust Fund. The Company and Russell acknowledge that the Parent has established the Trust Fund for the benefit of the Parent’s stockholders and that the Parent may disburse monies from the Trust Fund only (a) to the Parent’s stockholders in the event they elect to convert their shares into cash in accordance with the Parent’s Charter Documents; or (b) to the Parent after it consummates a business combination, as set forth in the Parent’s prospectus dated December 15, 2006 and filed with the SEC (the “Prospectus”). The Company and Russell acknowledge that if the transactions contemplated by this Agreement are not consummated by the Parent by December 20, 2008 (provided that the Termination Date has not been extended to January 15, 2009), the Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and its affiliates, directors, officers, employees and representatives, and Russell (collectively, the “Company Claimants”), hereby irrevocably waive all rights, title, interest, or claim of any kind in or to the Trust Fund and any monies in the Trust Fund notwithstanding any amounts that may be owed to them by the Parent, Merger Sub or Oregano LLC for any reason whatsoever, including but not limited to breach of this Agreement by the Parent or any negotiations, agreements or understandings with the Parent, Merger Sub or Oregano LLC (whether in the past, present or future), and will not seek recourse against the Trust Fund or any Non-Recourse Person at any time for any reason whatsoever. The Company agrees to indemnify, defend and hold harmless the Parent, Merger Sub, Oregano LLC and each Non-Recourse Person from any and all losses, claims or damages (including, without limitation, attorney’s fees and expenses and costs of investigation) arising from any breach of the foregoing provisions. This section will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the parties hereto.

Section 6.18 Parent Common Stock Lockup. Russell agrees that he will not during the period commencing on the date hereof and ending on the date one hundred eighty (180) days following the Closing Date: (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Parent Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Common Stock or other securities, in cash, or otherwise.

Section 6.19 Audited Financials(a) The Company shall provide to the Parent prior to Closing a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006 and 2007 (the “Audited Financial Statements”). Each of Russell and the Company represent and warrant that the Audited Financial Statements will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP.

(b) Except as otherwise noted in the Audited Financial Statements, each of Russell and the Company represent and warrant that the accounts and notes receivable of the Company reflected on the balance sheets included in the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms; (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles; (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein; and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company.

Section 6.20 Company Liabilities. After the Closing Date, the Company agrees to pay its debts and liabilities immediately when due and payable.

ARTICLE VII

CONDITIONS TO THE FIRST MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the First Merger. The obligations of the parties hereto to consummate the First Merger shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) Regulatory Consent. All filings required to be made prior to the Closing by the Company, the Parent or Russell, and all consents, approvals and authorizations required to be obtained prior to the Closing by the Company, the Parent or any shareholders of the Company, from any Governmental Entity (collectively,“Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Parent or Russell shall have been made or obtained (as the case may be).

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(c) Governmental Restrictions. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

(d) Parent Stockholder Approval. The Parent Stockholder Approval shall have been duly approved and adopted by the stockholders of the Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to the Parent’s certificate of incorporation shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.

Section 7.2 Additional Conditions to Obligations of Russell and the Company. The obligations of Russell and the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent, Merger Sub and Oregano LLC set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and therefore shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and the Company shall have received a certificate signed on behalf of the Parent by an authorized officer of the Parent to such effect (“Parent Closing Certificate”).

(b) Agreements and Covenants. Each of the Parent, Merger Sub, and Oregano LLC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c) Real Estate Purchase Agreement. The transactions contemplated by the Real Estate Purchase Agreement shall have closed (or will close simultaneous with this Agreement).

(d) Registration Rights Agreement. The Parent shall have delivered to Russell a duly executed Registration Rights Agreement substantially in the form set forth in Exhibit B to this Agreement.

Section 7.3  Additional Conditions to the Obligations of the Parent and Merger Sub . The obligations of the Parent and Merger Sub to consummate and effect the First Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

(a) Representations and Warranties. The representations and warranties of Russell and the Company shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and which shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and the Parent shall have received a certificate signed by Russell and the Company to such effect. (“Company Closing Certificate”).

(b) Agreements and Covenants. Russell and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date and the Company Closing Certificate shall include a provision to such effect.

(c) [Reserved].

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Financial Statements. The Company shall have delivered to the Parent the Audited Financial Statements.

(g) Resignations. The individuals listed on Schedule 7.3(g) hereto shall have resigned their respective positions and offices.

(h) Shareholder Approval. The Company shall have obtained the Shareholder Approval.

(i) Shareholder List. The Company shall have delivered to the Parent, as of the Closing Date, a true and complete list of all holders of Company Common Stock and any other rights to purchase Company Common Stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of the Company.

(j) Non-Competition Agreement. Russell shall have delivered to the Parent a duly executed Non-Competition Agreement, and such Non-Competition Agreement shall not have been revoked.

(k) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in the Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Parent’s Charter Documents.

(l) GE Financing. The Parent’s financing of the transactions contemplated hereby shall have been funded in the amount of $5,000,000.

(m) Pay-off Letters. The Parent shall have received customary pay-off letters from the holders of the Total Indebtedness, in form and substance reasonably acceptable to the Parent.

(n) Charter Documents. The Company shall have delivered to the Parent (i) a certified copy of the Charter Documents of the Company certified by the appropriate authority as of a date as near as practicable to the Closing Date; (ii) a copy of the by-laws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company; (iii) a certificate of good standing with respect the Company issued by the appropriate government officials of its jurisdiction of incorporation and, in respect of the Company, of each jurisdiction in which the Company carries on its business as listed on Schedule 3.1(b) and (iv) the original minute and stock books of the Company.

(o) Evidence of Termination of Certain Agreements. The Company and Russell shall have delivered to the Parent evidence satisfactory to the Parent that the agreements set forth in Schedule 7.3(o) have been terminated.

(p) Real Estate Purchase Agreement. The transactions contemplated by the Real Estate Purchase Agreement shall have closed (or will close simultaneous with this Agreement).

(q) Transferred Property. Russell and the Company shall have delivered to the Parent each of the agreements and instruments effecting the transfer of the Transferred Property to City Surf Management Group, LLC (the “Transfer Documents”).

(r) Estoppel Certificates. The Company shall have delivered to the Parent all of the Estoppel Certificates with respect to each Company Lease.

(s) Tax Audits. Any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for taxable periods (or any portion thereof) ending on or before the Closing Date shall have been finally determined.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. (a) Indemnification by Russell. Subject to the limits set forth in this Section 8.1, from and after the Closing, Russell shall indemnify, defend and hold the Parent, its affiliates (including, after the Effective Time, the Company) and their respective officers, directors, shareholders, employees, agents and representatives (the “Parent Indemnified Persons”) harmless from and in respect of any and all claims, causes of action, suits (whether arising in contract, tort or otherwise) losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the successful enforcement of this provision, whether or not related to a Third Party Claim) (collectively, “Losses”), that they may incur arising out of or due to:

(i) the inaccuracy or breach of any representation or warranty of the Company or Russell contained in Article III or 6.19 of this Agreement, or any certificate delivered by the Company or Russell to the Parent pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company or Russell contained in this Agreement ;

(iii) liabilities of Russell or the Company for any broker’s or finder’s fees or other fees and expenses, including, but not limited to, legal fees and expenses incurred by the Company or Russell in connection with the transactions contemplated by this Agreement and not paid by the Company prior to the Closing;

(iv) the non-fulfillment or breach of any covenant, agreement or representation and warranty of Russell or City Surf Management Group, LLC contained in the Real Estate Purchase Agreement;

(v)  Taxes of the Company with respect to all taxable periods ending on or prior to the date of the Closing;

(vi)  with respect to any Straddle Period, the portion of Taxes payable by or assessed against the Company which are properly allocated to the part of such Straddle Period ending on the date of the Closing;

(vii)  Taxes arising out of any transactions entered into in connection with or pursuant to this Agreement;

(viii) liabilities of Russell or the Company related to the 126 Group, LLC;

(ix)  liabilities of Russell or the Company related to oral arrangements listed on Schedule 8.1(a)(ix); and

(x)  any Tax liabilities of Russell arising out of or related to Russell's ownership interest in any Person.

For purposes of this Agreement, “Straddle Period” means any taxable year or period beginning before and ending after the date of the Closing, and with respect to any Straddle Period, an allocation of Taxes shall be made to the part of such Straddle Period which ends on the date of the Closing based on (i) the closing of the book method, in the case of income Taxes, (ii) the number of days elapsed between the beginning of such Straddle Period to and including the date of the Closing in the case of property Taxes, and (iii) when the relevant transaction occurs, in the case of sales and gross receipts Taxes.

(b) Indemnification by the Parent. Subject to the limits set forth in this Section 8.1, from and after the Closing, the Parent agrees to indemnify, defend and hold Russell and his affiliates and their respective officers, directors, shareholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to:

(i) the inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in Article IV of this Agreement, or any certificate delivered by the Parent to the Company pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Parent, Merger Sub or Oregano LLC contained in this Agreement;

(iii) the non-fulfillment or breach of any covenant, agreement or representation and warranty of Oregano’s Real Estate Holdings LLC contained in the Real Estate Purchase Agreement; and

(iv) liabilities of the Parent, Merger Sub or Oregano LLC for any broker’s or finder’s fees or other fees and expenses.

(c) Certain Limitations. Anything in this Article VIII to the contrary notwithstanding:

(i) Except in the case of fraud or intentional misrepresentation, no Losses shall be recoverable by the Parent Indemnified Persons pursuant to the provisions of Section 8.1(a)(i) or the Seller Indemnified Persons pursuant to the provisions of Section 8.1(b)(i), as the case may be, in respect of breaches of representations and warranties (other than the representations and warranties set forth in Sections 3.1, 3.3, 3.17, 3.19, 4.1 and 4.7) and no claim therefor shall be asserted for any purpose hereunder, unless and only to the extent that the amount of such Indemnified Party’s Losses equals or exceeds $100,000 (the “Indemnity Deductible”) in the aggregate, in which case only Losses in excess of the Indemnity Deductible shall be recoverable.

(ii) Except in the case of fraud or intentional misrepresentation, the aggregate of the sum of indemnification obligations of Russell (other than the representations and warranties set forth in Sections 3.3 and 3.17) pursuant to the provisions of Section 8.1(a)(i) or the Parent pursuant to the provisions of Section 8.1(b)(i) (other than the representations and warranties set forth in Sections 4.1 and 4.7), as the case may be, shall be limited to an amount equal to the Total Merger Consideration.

(iii) The amount of any Losses by Parent Indemnified Persons or Seller Indemnified Persons, as the case may be, shall be reduced by any insurance (after Taxes) which such party actually receives under insurance policies in effect immediately prior to the Closing in respect of or as a result of such Losses or the facts or circumstances relating thereto; provided, that each Indemnified Party agrees to diligently pursue any claims under such policies as may be available in respect of any Losses indemnified hereunder; provided, however, that no such Indemnified Party shall have an obligation or be required to commence litigation against any third party to recover such proceeds.

(iv) None of the Parent Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover from the respective other Party hereunder for the same Loss more than once. For the avoidance of doubt, except as set forth in Section 8.1(c)(iv), in no event shall Russell be liable for any Losses hereunder and under the Real Estate Purchase Agreement in an aggregate amount in excess of the aggregate of the Total Merger Consideration and the Purchase Price (as defined in the Real Estate Purchase Agreement).

(v) Except in the case of fraud or intentional misrepresentation, the Company, the Parent, Merger Sub, Oregano LLC, the Parent Indemnified Persons and Seller Indemnified Persons agree that the sole and exclusive remedy for Losses for any matters relating to this Agreement (including the exhibits and Schedules to this Agreement), any certificate delivered pursuant hereto and the transactions contemplated hereby shall be the rights to indemnification set forth in this Article VIII; provided, however, that nothing contained herein shall limit any non-monetary equitable remedy of the Parent Indemnified Persons and Seller Indemnified Persons. Notwithstanding anything to the contrary contained herein, any indemnification obligation that becomes payable to any Buyer Indemnified Persons or Seller Indemnified Persons, as the case may be, pursuant to and in accordance with this Article VIII or Article IX of the Real Estate Purchase Agreement may be satisfied (at the option of the Indemnifying Party) in Parent Common Stock held by such Indemnifying Party, cash or any combination thereof. For the avoidance of doubt, the preceding sentence shall not otherwise limit claims against Russell.

(vi) For the purpose of determining the value of the Parent Common Stock used to satisfy any indemnification claim by the Parent pursuant to and in accordance with this Article VII or Article IX of the Real Estate Purchase Agreement, the value of a share of Parent Common Stock shall be equal to the value used to calculate the Preliminary Parent Stock Consideration.

.

(d) Survival Generally. Except as set out in Sections 8.1(e), (f), (h) and (i), liability for breaches of the representations and warranties of the parties hereto contained in this Agreement shall terminate upon the expiry of the period of twelve (12) months following the Closing Date, except:

(i) in the case of fraud or intentional misrepresentation, in which case liability shall continue indefinitely; and

(ii) to the extent that, during such period, the party hereto seeking indemnification shall have given notice to the other party hereto from which indemnification of a claim is sought in respect of any such representation, warranty or covenant, in which case liability for such representation, warranty or covenant shall continue in full force and effect until the final determination of such claim.

(e) Tax Survival. The representations, warranties and covenants of the Russell and the Company relating to the Tax liability of the Company including, without limiting the generality of the foregoing, those set forth in Section 3.17 and Section 6.15, continue in full force and effect for the benefit of the Parent until 90 days after the expiration of the relevant statute of limitation for collection or assessment of Tax by a Governmental Entity.

(f) Employee Benefits Survival. The representations and warranties of the of the Company set forth in Section 3.11, continue in full force and effect for the benefit of the Parent until 90 days after the expiration of the applicable statute of limitation period.

(g) [Reserved]

(h) Other Survival. The representations and warranties of the parties hereto set forth in Sections 3.1, 3.3, 3.19, 4.1 and 4.7, and the applicable parties’ liability in connection therewith shall survive indefinitely.

(i) Claims for indemnification. No party hereto or other Person shall be entitled to indemnification pursuant to this Agreement unless such party hereto or other Person has given written notice of its claim for indemnification within the survival periods specified in the foregoing provisions of this Section 8.1.

(j) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than ninety (90) days, after such Indemnifying Party receives written notice of any claim, event or matter as to which indemnity may be sought (a “Claim Notice”). Each Claim Notice shall contain a reasonable and good faith estimate of the Losses (each such estimate, a “Loss Estimate”) against which such Indemnified Party seeks indemnification, to the extent such an estimate can be made, a description, in reasonable detail, of each individual item of Loss, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of the Indemnified Party to give notice as provided in this Section 8.1(j) shall not relieve any Indemnifying Party of its obligations under Section 8.1, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within ten (10) days to acknowledge its obligations to indemnify the Indemnified Party therefor and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least ten (10) days notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(k) No Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of their representations, warranties, covenants or agreements and from and after the Closing, the Company shall have no obligation with respect to breaches of representations, warranties, covenants or agreements.

(l) Any indemnification payment pursuant to this Article VIII (including any reduction to (i) the number of Total Holdback Shares issued to Russell and/or (ii) the Restaurant Earn-Out Amount) shall, to the maximum extent permitted by law, be treated as an adjustment to the Total Merger Consideration.

Section 8.2 Offset Rights.

(a) Subject to the resolution provisions contained in Section 8.3, the Parent shall have the right to offset against the Total Holdback Shares and/or the Restaurant Earn-Out Amount for the amount of any indemnity claim of any Parent Indemnified Persons pursuant to this Article VIII.

(b) Neither the exercise nor the failure to exercise such right of setoff or to give a notice of claim will constitute an election of remedies or limit the Parent in any manner in the enforcement of any other remedies that may be available to it.

Section 8.3 Resolution of Claims. (a) In the event that any Indemnifying Party objects to the amount of any Loss claimed in any Claim Notice or disputes the Indemnifying Party’s liability therefor, the Indemnifying Party shall, prior to twenty (20) calendar days following the Indemnifying Party’s receipt of such Claim Notice (the “Response Date”), deliver to the Indemnified Party a written notice (a “Response Notice”) specifying in reasonable detail each amount set forth in such Claim Notice to which the Indemnifying Party objects and the nature and basis for each such objection. If the Indemnified Party shall not have received a Response Notice prior to the Response Date, the Indemnified Party and the Indemnifying Party shall be deemed to have agreed to the Claim Notice and to have acknowledged the correctness of the Losses claimed therein and the Indemnifying Party’s liability therefor. If the Indemnified Party shall have received a Response Notice prior to the Response Date, the Indemnifying Party and the Indemnified Party shall negotiate in good faith concerning the related Claim Notice and the Losses claimed and other matters set forth therein until such Claim Notice, Loss Estimate and matters shall have been finally determined. A Claim Notice, any Losses claimed therein and any other matters set forth therein shall be deemed to be “finally determined” for purposes of this Agreement when such Claim Notice, amounts and matters have been resolved (i) by a written agreement of the Indemnifying Party and the Indemnified Party, or (ii) by order of a court having jurisdiction.

ARTICLE IX

CLOSING AND TERMINATION

Section 9.1 Closing. The closing of the transactions provided for herein (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 at 10 a.m. (local time) on the date of the satisfaction or waiver of all of the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (excluding the delivery of any documents deliverable at the Closing), or such other place or date as may be mutually agreeable to the Parties (the “Closing Date”). On the Closing Date, the parties hereto shall cause the First Merger to be consummated by the filing of the Certificate of Merger with the Corporation Commission of the State of Arizona in accordance with the relevant provisions of the ABCA.

Section 9.2 Closing Deliverables. (a) At the Closing, Russell and the Company will deliver to the Parent:

(i) stock certificates, in form suitable for transfer, registered in the name of Russell, evidencing the Company Common Stock, identified on Schedule 9.2(a)(i) hereto, of the Company that is held by Russell, endorsed in blank or with an executed blank stock transfer power attached and with all necessary stock transfer tax stamps attached thereto;

(ii) the Non-Competition Agreements;

(iii) the Company Closing Certificate;

(iv) the duly executed Agreed Allocation Statement of Merger Consideration;

(v) the Transfer Documents; and

(vi)  such other instruments and documents, in form and substance reasonably acceptable to the Parent, Russell and the Company as may be reasonably necessary to effect the Closing.

(b) At the Closing, the Parent will deliver to:

(i) Russell, in accordance with Section 2.1(b), (A) an amount equal to the Preliminary Cash Merger Consideration (which shall be delivered by check or wire transfer) and (B) a stock certificate representing the Preliminary Closing Stock Consideration (pursuant to Section 1.4), as provided in Section 1.13;

(ii) each of the Company Debt Obligees, in accordance with Section 2.1(b), the amounts owed to each of the Company Debt Obligees for satisfaction of all outstanding obligations under the Estimated Total Indebtedness;

(iii) the Parent Closing Certificate; and

(iv) such other instruments and documents, in form and substance reasonably acceptable to the Parent, Russell and the Company as may be reasonably necessary to effect the Closing.

Section 9.3 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the parties hereto at any time;

(b) by any party hereto, if, at the Parent Stockholders’ Meeting, including any adjournments thereof, this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation;

(c)  by the Parent, Russell or the Company if the Closing shall not have been consummated by December 20, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(c) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date; provided further that so long as the Parent has mailed the Proxy Statement to its stockholders on or prior to the Termination Date, the Termination Date shall be automatically extended to January 15, 2009;

(d) by the Parent, if the Company or Russell shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) and (b), and (B) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Company or Russell, as applicable, within 30 days following receipt of written notice from the Parent of such breach or failure to perform; provided, however that the breach in any material respect of any representation or warranty by the Company or Russell (other than the representations and warranties set forth in Sections 3.3, 3.17 and 3.20) shall not give rise to a right of the Parent to terminate this Agreement pursuant to this Section 9.3(d) but, rather, will give rise to an indemnification claim by the Parent pursuant to Article VIII; or

(e) by the Company or Russell, if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) and (b), and (B) is incapable of being cured by the Parent prior to the Termination Date or is not cured by the Parent within 30 days following receipt of written notice from the Company of such breach or failure to perform; provided, however that the breach in any material respect of any representation or warranty by the Parent shall not give rise to a right of the Company or Russell to terminate this Agreement pursuant to this Section 9.3(e) but, rather, will give rise to an indemnification claim by Russell pursuant to Article VIII.

Section 9.4 Effect of Termination. (a) In the event of termination of this Agreement by Russell, the Parent or the Company as provided in Section 9.3, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any party hereto, other than the provisions of this Section 9.4, Section 6.13 and Article VIII which provisions shall survive such termination.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“ABCA”	Recitals
“Accounting Principles”	Section 11.2(a)
“Adjusted EBITDA”	Section 11.2(b)
“Agreed Allocation Statement of Merger Consideration”	Section 11.2 (c)
“affiliate”	Section 11.2(d)
“Affiliate Arrangements”Section	3.23(a)
“Agreement”	Preamble
“Audited Financial Statements”	Section 6.19(a)
“Benchmark Working Capital”	Section 11.2(e)
“Business Day”	Section 11.2(f)
“Certificate(s)”	Section 1.5(b)
“Certificate of Merger”	Section 1.2
“Charter Documents”	Section 3.1(a)
“Claim Notice”	Section 8.1(j)
“Closing”	Section 9.1
“Closing Adjusted EBITDA”	Section 11.2(g)
“Closing Date”	Section 9.1
“Closing Cash”	Section 1.4(b)
“Closing Merger Consideration”	Section 2.5(a)
“Closing New Restaurant Investment Amount”	Section 11.2(h)
“Closing Working Capital”	Section 11.2(i)
“Code”	Recitals
“Company”	Preamble
“Company Claimants”	Section 6.17
“Company Closing Certificate”	Section 7.3(a)
“Company Common Stock”	Section 11.2(j)

“Company Contracts”	Section 3.21(a)
“Company Debt Obligee”	Section 2.1(a)
“Company Intellectual Property”	Section 3.20
“Company Leases”	Section 3.15(a)
“Company Leased Property”	Section 3.15(a)
“Company Products”	Section 3.20
“Company Registered Intellectual Property”	Section 3.20
“Company’s Statement”	Section 2.1(a)
“Continuing Employees”	Section 6.11
“Continental”	Section 11.2(l)
“control”	Section 11.2(d)
“Controlled Group Member”	Section 3.11(a)
“Corporate Records”	Section 3.1(c)
“Current Assets of the Company”	Section 11.2(ll)(A)
“Current Liabilities of the Company”	Section 11.2(ll)(B)
“Disputes Auditor”	Section 11.2(l)
“Dispute Notice”	Section 2.3
“DLLCA”	Recitals
“Earn-Out Period”	Section 11.2(m)
“Earn-Out Restaurants”	Section 11.2(n)
“Effective Time”	Section 1.2
“Environmental Law”	Section 3.18(b)
“Employee Benefit Plans”	Section 3.11(a)
“ERISA”	Section 3.11(a)
“Estimated Cash Deduction Amount”	Section 1.4(c)
“Estimated Closing New Restaurant Investment Amount”	Section 2.1(a)
“Estimated Closing Adjusted EBITDA”	Section 2.1(a)
“Estimated Closing Working Capital”	Section 2.1(a)
“Estimated Total Indebtedness”	Section 2.1(a)
“Estoppel Certificates”	Section 11.2(o)
“Exchange Act”	Section 6.1(a)
“Final Closing Statement”	Section 2.4(c)
“Final Holdback Payment Date”	Section 11.2(p)
“Final New Restaurant Investment Amount”	Section 2.5(a)
“Final Total Indebtedness”	Section 2.5(a)
“Final Working Capital”	Section 2.5(a)
“First Holdback Reserve”	Section 11.2(q)
“First Merger”	Recitals
“First Surviving Corporation”	Section 1.1
“Governmental Consents”	Section 7.1(a)
“Governmental Entity”	Section 3.5(a)
“Gross Preliminary Closing Merger Consideration”	Section 1.4(c)
“Hazardous Substance”	Section 3.18(c)
“Indemnified Party”	Section 11.2(t)
“Indemnifying Party”	Section 8.1(j)

“Indemnity Deductible”	Section 8.1(c)(i)
“Initial Holdback Payment Date”	Section 2.5(b)
“Intellectual Property”	Section 3.20
“IRS”	Section 3.11(c)
“knowledge”	Section 11.2(v)
“Legal Requirements”	Section 11.2(t)
“Lien”	Section 11.2(u)
“Losses”	Section 8.1(a)
“Loss Estimate”	Section 8.1(j)
“Material Adverse Effect”	Section 11.2(v)
“Material Company Contracts”	Section 3.21(a)
“Merger Form 8-K”Section 6.3(a)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 1.4(e)
“Multiemployer Plans” Section 3.11(b)
“Negative Cash Merger Consideration Amount	Section 1.4(d)
“Non-Recourse Person”	Section 11.2(w)
“Non-Competition Agreement(s)”	Recitals
“Oregano LLC”	Preamble
“Other Filings”	Section 6.1(a)
“Parent”	Preamble
“Parent Adjustment Amount”	Section 2.5(a)
“Parent Closing Certificate”	Section 7.2(a)
“Parent Common Stock”	Section 11.2(x)
“Parent Indemnified Persons”	Section 8.1(a)
“Parent Plan”	Section 6.1(a)
“Parent Proceedings”	Section 4.6
“Parent SEC Reports”	Section 4.5
“Parent Stockholders’ Meeting”	Section 3.26
“Parent Stockholder Approval”	Section 6.1(a)
“Patents”	Section 3.20
“Permits”	Section 3.6(b)
“Permitted Liens”	Section 11.2(y)
“Person”	Section 11.2(z)
“Personal Property”	Section 3.14
“Preliminary Cash Merger Consideration”	Section 1.4(b)
“Preliminary Closing Merger Consideration”	Section 1.4(c
“Preliminary Closing Statement”	Section 2.2(a)
“Preliminary Closing Stock Consideration”	Section 11.2(aa)
“Preliminary Parent Stock Consideration”	Section 1.4(d)
“Press Release”	Section 6.3(a)
“Proceedings”	Section 3.10(a)
“Prospectus”	Section 6.17
“Proxy Statement”	Section 3.26
“Real Estate Purchase Agreement”	11.2(bb)
“Reallocated Stock”	Section 1.4(d)

“Registered Intellectual Property”	Section 3.20
“Remaining Holdback Shares”	Section 11.2(cc)
“Response Date”	Section 8.3(a)
“Response Notice”	Section 8.3(a)
“Restaurant Earn-Out Amount”	Section 11.2(dd)
“Restaurant Milestone”	Section 11.2(ee)
“Russell”	Preamble
“SEC”	Section 6.1(a)
“Second Certificate of Merger”	Section 1.17(a)
“Second Effective Time”	Section 1.17(a)
“Second Holdback Reserve”	Section 11.2(ff
“Second Merger”	Recitals
“Securities Act”	Section 6.1(a)
“Seller Indemnified Persons”	Section 8.1(b)
“Shareholder”	Section 11.2(qq)
“Shareholder Adjustment Amount”	Section 2.5(a)
“Shareholder Approval”	Section 11.2(hh)
“Shareholder Consent”	Recitals
“Straddle Period”	Section 8.1(a)
“Surviving LLC”	Section 1.17(a)
“Tax/Taxes”	Section 3.17(f)
“Tax Return”	Section 3.17(g)
“Termination Date”	Section 9.3(c)
“Third Party Claim”	Section 8.1(j)
“Total Holdback Shares”	Section 11.2(ll)
“Total Indebtedness”	Section 11.2(jj)
“Total Merger Consideration”	Section 11.2(kk) “
Transaction”	Recitals
“Transfer Documents”	Section 7.3(q)
“Transferred Property”	Section 6.2
“Trademarks”	Section 3.20
“Trust Fund”	Section 4.8
“U.S. GAAP”	Section 3.7(a)
“Unaudited Financial Statements”	Section 3.7(a)
“Working Capital of the Company”	Section 11.2(ll)

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or served for all purposes upon receipt of (i) hand delivery, (ii) certified or registered mail, return receipt requested, (iii) internationally recognized overnight courier service (costs prepaid) or (iv) telecopy transmission with confirmation of receipt:

if to Parent, to:

Restaurant Acquisition Partners, Inc.
5950 Hazeltine National Drive, Suite 290
Orlando, Florida 32822
Attention: Christopher R. Thomas
Telephone: 407-240-9190
Facsimile: 407-240-9176

with a copy to:

Ronald A. Fleming, Jr., Esq.
Pillsbury Winthrop Shaw Pittman LLP.
1540 Broadway
New York, New York 10017
Telephone: 212-858-1143
Facsimile: 212-298-9931

if to Russell or the Company (prior to the Closing Date) to:

Oregano’s Pizza Bistro, Inc.
7217 East Shea Blvd
Scottsdale, AZ 85260
Attention: Mark S. Russell
Telephone: 480-829-0898
Facsimile: 480-998-3926

with a copy to:

Tiffany & Bosco, P.A.
Third Floor Camelback Esplanade II
2525 East Camelback Road
Phoenix, AZ 85016-9240
Attention: Alexander Poulos, Esq.
Telephone: 602-255-6000
Facsimile: 602-255-0103

Section 11.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Accounting Principles” shall mean the accounting principles, policies and procedures of the Company used in preparing the Unaudited Financial Statements;

(b) the term “Adjusted EBITDA” shall mean (i) restaurant operating profit, plus (ii) interest, plus (iii) taxes, plus (iv) depreciation, plus (v) amortization, plus (vi) non-recurring expenses as set forth in Schedule 11.2(b), minus (vii) corporate overhead, each calculated in accordance with past practices for the twelve (12) month period ending August 31, 2008;

(c) the term “Agreed Allocation Statement of Merger Consideration” shall mean the allocation of the Merger Consideration, in the form attached as Schedule 11.2(c), reasonably agreed to and signed by Parent, Russell and the Company as of the Closing Date.

(d) the term “affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(e) the term “Benchmark Working Capital” shall mean a negative one million five hundred thousand dollars ($-1,500,000).

(f) the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated to be closed;

(g) the term “Closing Adjusted EBITDA” shall mean the Adjusted EBITDA of the Company for the period ending August 31, 2008 as such item appears in the Final Closing Statement;

(h) the term “Closing New Restaurant Investment Amount” shall mean the amount of any fully documented third party capital expenditures reasonably incurred by the Company and paid prior to the Closing Date, in accordance with the project development plan and budget, for the construction or development of any new “Oregano’s Pizza Bistro, Inc.” restaurants;

(i) the term “Closing Working Capital” shall mean the Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date, determined in accordance with the Accounting Principles;

(j) the term “Company Common Stock” shall mean Company Class A common stock, $1.00 par value per share;

(k) the term “Continental” shall mean a Continental Stock Transfer and Trust Company;

(l) the term “Disputes Auditor” shall mean Walker & Armstrong LLP, 4000 N. Central Ave., Suite 1100, Phoenix, Arizona or any other independent public accounting firm mutually agreed upon by Russell and the Parent;

(m) the term “Earn-Out Period” shall mean the earlier of (i) the completion of the Restaurant Milestone to the reasonable satisfaction of the Parent and (ii) the second anniversary of the Closing Date; provided, however that in either case all of the Earn-Out Restaurants must have been completed to the reasonable satisfaction of the Parent;

(n) the term “Earn-Out Restaurants” shall mean three (3) new incremental Company restaurants;

(o) the term “Estoppel Certificate” shall mean a fully executed original certificate, in form and substance reasonably satisfactory to the Parent, from any landlord or tenant of a Company Leased Property, dated no more than ten days prior to the Closing, certifying (i) that the Company Lease is in good standing and full force and effect in accordance with its terms and has not been modified (except for the modifications set forth therein), amended or assigned; (ii) the date or dates to which rent and other charges thereunder have been paid; (iii) that there is no default thereunder on the part of any party thereto; (iv) that all work required to be done under the Company Lease has been completed to its satisfaction; and (v) as to such further actions as may reasonably be requested by the Parent;

(p) the term “Final Holdback Payment Date” shall mean twelve (12) months following the Closing Date;

(q) the term “First Holdback Reserve” shall mean the aggregate amount of all (i) Losses of the Parent Indemnified Persons that have been finally determined and (ii) Loss Estimates of the Parent Indemnified Persons set forth in any Claim Notices that have been made, but have not been finally determined (in accordance with Section 8.3), prior to the Initial Holdback Payment Date;

(r) the term “Indemnified Party” shall mean the Parent Indemnified Persons or the Seller Indemnified Persons, as the case may be;

(s) the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean: (i) with respect to the Company, the knowledge, with a duty of reasonable inquiry of Persons within the Company, of the individuals specified on Schedule 11.2(p)(i) and (ii) with respect to the Parent, the knowledge, with a duty of reasonable inquiry of Persons within the Parent, of the individuals specified on Schedule 11.2(p)(ii);

(t) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, arbitration award, license, permit, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(u) the term “Lien” shall mean, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest);

(v) the term “Material Adverse Effect” when used in connection with an entity shall mean (a) any event, condition, circumstances or change, which has or would be reasonably expected to have any adverse change in or effect on the properties, business, assets (including intangible assets), revenues, financial condition or results of operations of the Company which is material to the Company taken as a whole; provided, however, that the following shall not be considered a Material Adverse Effect: (i) changes, events, inaccuracies, circumstances and effects that are caused by or arise out of (y) economic or business conditions in the United States generally and which do not disproportionately impact the Company (z) conditions effecting the industry in which the Company competes as a whole and which do not disproportionately impact the Company or (ii) any effect attributable to or arising out of (x) the public announcement or the pendency of this Agreement or the performance of this Agreement, (y) any action taken by the Company in compliance with this Agreement, (z) changes in Legal Requirements or U.S. GAAP or the enforcement or interpretation thereof; or (b) any effect that would materially impair the Company’s or the Parent’s ability to consummate the transaction contemplated hereby;

(w) the term “Non-Recourse Person” shall mean the Parent’s Merger Sub’s and Oregano’s LLC’s stockholders, members, directors, managers, officers, employees, agents or affiliates (as applicable);

(x) the term “Parent Common Stock” shall mean the authorized shares of Parent common stock, $0.0001 par value;

(y) the term “Permitted Liens” shall mean (i) reflected in the Unaudited Financial Statements reference balance sheet (ii) Liens for current taxes not yet due and payable or that is being contested in good faith and (iii) minor Liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company;

(z) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(aa) the term “Preliminary Closing Stock Consideration” shall mean the Preliminary Parent Stock Consideration less the Total Holdback Shares;

(bb) the term “Real Estate Purchase Agreement” shall mean that certain purchase and sale agreement made and entered into as of the date hereof, by and among Oregano’s Real Estate Holdings LLC, a Delaware limited liability company, City Surf Management LLC, an Arizona limited liability company and Russell;

(cc) the term “Remaining Holdback Shares” shall mean an amount of shares equal to the Total Holdback Shares then held by the Parent (for the avoidance of doubt, in no event shall Total Holdback Shares (i) withheld by the Parent pursuant to Section 2.5 and/or (ii) used to satisfy Losses of the Parent Indemnified Persons that have been finally determined, constitute Remaining Holdback Shares), minus the Second Holdback Reserve;

(dd) the term “Restaurant Earn-Out Amount” shall mean an amount equal to one (1) times the Closing Adjusted EBITDA, as reflected on the Final Closing Statement, payable in cash or Parent Common Stock (at Russell’s option) in accordance with Section 2.7;

(ee) the term “Restaurant Milestone” shall mean the completion and opening of the Earn-Out Restaurants;

(ff) the term “Second Holdback Reserve” shall mean the aggregate amount of all (i) Losses of the Parent Indemnified Persons that have been finally determined and (ii) Loss Estimates of the Parent Indemnified Persons set forth in any Claim Notices that have been made, but have not been finally determined (in accordance with Section 8.3), prior to the Final Holdback Payment Date;

(gg) the term “Shareholder” shall mean Russell, the holder of all issued and outstanding Company Common Stock;

(hh) the term “Shareholder Approval” shall mean the requisite affirmative vote of the holders of Company Common Stock required by the Charter Documents and Legal Requirements to approve this Agreement and the Transaction;

(ii) the term “Total Holdback Shares” shall mean the aggregate number of shares of the Parent Common Stock that may be issued by dividing (x) $2,547,100 by (y) the average daily closing price of a share of Parent Common Stock quoted on the Over-the-Counter Bulletin Board for the five trading days ending on the second Business Day prior to the first public announcement pertaining to this Agreement;

(jj) the term “Total Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money (secured or unsecured) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under U.S. GAAP as capital leases; (iv) any prepayment penalties or acceleration payments payable in connection with the Merger or in connection with the prepayment of indebtedness following the Effective Time, in each case with respect to Indebtedness outstanding as of the Closing; (v) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company with respect to any liabilities described in clauses (i) or (ii) above; (vi) any negative cash or overdraft balances; (vii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured; and (viii) any out-of-pocket costs, payables, fees and expenses incurred by the Company on its own behalf or on behalf of Russell in connection with this Agreement and the transactions contemplated hereby and thereby (including fees and expenses of the Company’s financial advisors, legal counsel, accountants, and other advisors) which have not been paid by the Company prior to the Closing. For the avoidance of doubt the term “Total Indebtedness” shall not include Current Liabilities of the Company and Current Assets of the Company;

(kk) the term “Total Merger Consideration” shall mean the sum of (a) the Closing Merger Consideration, plus (b) the Restaurant Earn-Out Amount, if any.

(ll) the term “Working Capital of the Company” shall mean the Current Assets of the Company less the Current Liabilities of the Company, excluding cash, deferred tax assets or deferred tax liabilities, accrued interest associated with Total Indebtedness, current portion of obligations under capital lease, and current portion of long term debt, as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable and accounted for in a manner consistently applied with the Audited Financial Statements. For the purposes of this Agreement: (A) “Current Assets of the Company” means the Company current assets as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable and (B) “Current Liabilities of the Company” means the Company current liabilities as recorded on the Preliminary Closing Statement or on the Final Closing Statement, as applicable;

(mm) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

Section 11.3 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the State of Arizona.

(b) Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the federal or state courts located in Arizona, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of the parties in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) The parties hereto each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the transactions contemplated hereby or the relationship established hereunder.

Section 11.4 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties hereto need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

Section 11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.7 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that the Parent may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned subsidiary of the Parent or to any Affiliate of which the Parent is a direct or indirect wholly owned subsidiary and (ii) for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if the Parent makes any assignment referred to in (i) or (ii) above, the Parent shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 11.8 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 11.9 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 11.10 Specific Performance. The parties hereto agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance neither party hereto, and nothing in this Agreement, shall interfere with, delay, obstruct, or prevent the non-breaching party hereto from taking, or require such party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each party hereto covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each party hereto agrees that the provisions of this Section 11.10 are fair and reasonable in the commercial circumstances of this Agreement, and that neither party hereto would have entered into this Agreement but for each party’s agreement with the provisions of this Section.

Section 11.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RESTAURANT ACQUISITION PARTNERS, INC.

By:	/s/ Christopher R. Thomas
Name: Christopher R. Thomas
Title: President and CEO

OREGANO’S ACQUISITION, INC.

By:	/s/ Christopher R. Thomas
Name: Christopher R. Thomas
Title: President

OREGANO’S HOLDINGS LLC

By:	RESTAURANT ACQUISITION PARTNERS, INC.
Its:	Managing Member

By: /s/ Christopher R. Thomas
Name: Christopher R. Thomas
Title: President and CEO

OREGANO’S PIZZA BISTRO, INC.

By:	/s/ Mark S. Russell
Name: Mark S. Russell
Title: President

MARK S. RUSSELL

By: /s/ Mark S. Russell
Name: Mark S. Russell

- Signature Page to Merger Agreement -